                                                                   EXHIBIT 10.11


                                RESTAURANT LEASE


         This Restaurant Lease ("Lease") is made and entered into this 21st day of November, 1991 ("Effective Date") , by and between HOTEL SAINTE CLAIRE PARTNERS, L.P., a California limited partnership ("Landlord"), and IL FORNAIO (AMERICA) CORPORATION, a California corporation ("Tenant"), who agree as follows:

                                   ARTICLE 1

                             BASIC LEASE PROVISIONS

       The following basic lease provisions supplement and summarize provisions elsewhere in this Lease. They are presented to facilitate convenient reference by the parties to this Lease, subject to further definition and discussion in the referenced sections and elsewhere in this Lease. Although the basic lease provisions are part of this Lease, if there is any conflict between the basic lease provisions and provisions contained in the balance of this Lease, the provisions contained elsewhere will control.

Use:                                 Restaurant                      (Sec. 5.1)

Tenant's Trade Name:                 Il Fornaio                      (Sec. 5.1)

Hotel - Name:                        Hotel Sainte Claire             (Sec. 2.2)
      - Location:                    San Jose                        (Sec. 2.2)
                                     Santa Clara County
                                     California

Premises  - Address:                 302 So. Market Street           (Sec. 2.1)
                                     San Jose, California            (Sec. 2.1)

Term      - Primary Term:            20 year                         (Sec. 3.2)
          - Option Periods:          2 x 5 year                      (Sec. 3.3)


Landlord Contribution:                   *                           (Exh.  "C")
Tenant Contribution:                 $1,550,000                      (Exh.  "C")


* Confidential treatment requested.

Rent         - Initial Minimum Rent:     *                  (Sec. 4.2)
             - Percentage Rent:       *                     (Sec. 4.3)

Exhibits:    "A" Floor Plan

             "B" Confirmation of Term

             "C" Initial Construction

                                   ARTICLE 2

                                    PREMISES

         2.1 Leased Property. Landlord leases to Tenant and Tenant leases from Landlord those portions of the Hotel St. Claire located in San Jose, California ("Hotel") which are situated on the ground floor thereof and designated as "Restaurant Area" and "Main Kitchen Area" on the floor plan attached hereto as Exhibit "A" and which are situated on the roof thereof and designated as the "Roof Area" on the floor plan attached hereto as Exhibit "A-1" (collectively, "Premises").

         2.2     Appurtenant Rights; Food Service Operations Agreement.
Tenant shall have the right, in connection with the operation of a restaurant or restaurants (in accordance with Article 5) within the Premises, to utilize any and all nonexclusive easements which the Hotel has retained for deliveries, maintenance and related functions. Tenant's restaurant guests shall have the right to use the ground floor common public areas of the Hotel to the extent such uses are consistent with the patronage of Tenant's restaurant(s) within the Premises.

         Landlord shall also provide to Tenant additional areas within the Hotel for storage, locker and restroom facilities for Tenant's employees and an office for sales and banquet activities (collec-

* Confidential treatment requested.

tively, "Incidental Areas"). The location and dimensions of the Incidental Areas are set forth in the plan attached hereto as Exhibit "A-2". The Incidental Areas may be relocated in equivalent space in the Hotel as Landlord shall reasonably determine from time to time.

         Concurrently with the execution of this Lease, Landlord's affiliated corporation, MOBEDSHAHI HOTEL GROUP, INC. ("MHG"), and Tenant have entered into a "Food Service Operations Agreement" providing for Tenant's performance of services in connection with the operation of food and beverage functions throughout portions of the Hotel which are not part of the Premises ("Food Service Operations Agreement"). Landlord hereby guarantees the performance of all obligations of MHG under the Food Service Operations Agreement. In the event of a default, bankruptcy, or other event that prevents MHG from discharging its obligations under the Food Service Operations Agreement, Landlord shall enter into an identical agreement directly with Tenant.

         2.3 Landlord's Title and Authority. Tenant acknowledges that Landlord's interest in the real property on which the Hotel is located consists, or will consist, of a leasehold interest granted to Tenant pursuant to that certain Ground Lease ("Ground Lease") entered into, or to be entered into, by and between the Redevelopment Agency of the City of San Jose ("Agency"), as ground lessor, and Landlord, as ground lessee. Tenant hereby acknowledges that all of Tenant's rights, obligations, and interests in this Lease shall be subject to the Ground Lease and subordinated to the rights and interests of the Agency thereunder. The Landlord represents and warrants that Landlord's interest in the Ground Lease and in





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
the real property upon which it is located shall be, and at all times shall remain, free and clear of all liens and encumbrances, other than (a) those exceptions listed in that certain title binder issued by First American Title Insurance Company #505630 on August 30, 1991 (the "Title Binder"), (b) any matter created by Tenant, (c) any refinancing of loans encumbering the Hotel, and (d) any other matter arising in the ordinary course of Landlord's ownership and operation of the Hotel to the extent such matters do not or will not have a material impact on tenant's rights under this Lease. Landlord hereby represents and warrants that none of the encroachments or other matters set forth in Item 10 of the Title Binder will have a material and adverse impact on the renovations, uses, or operations contemplated by the DDA, the Ground
Lease, or this Lease. Landlord has the full right and lawful authority to make this Lease. At all times during the Lease Term, Landlord agrees to abide by and perform all its obligations under the Ground Lease, the Acquisition Disposition and Development Agreement with the Redevelopment Agency of the City of San Jose with respect to the Hotel (the "DDA") , and the Hotel Operating Agreement with Mobedshahi Hotel Group, including the continuous operation of the Hotel in a first class manner as required by Sections 302 and 305 of the Ground Lease.

         2.4 Quiet Enjoyment. So long as Tenant is not in default under the terms of this Lease, Tenant will have full, quiet, and peaceful possession of the Premises for Tenant's use and enjoyment of the Premises and all rights granted in this Lease without interference or interruption, including the exclusive right to sell



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
and serve food and beverages in the Hotel as provided in the Food Service Operations Agreement.

         2.5 Landlord's Access. Landlord will have the right to enter upon the Premises for the purposes of inspection, serving or posting notices, making any necessary repairs to the Premises, complying with laws, ordinances, or regulations, protecting the Premises, or any other lawful purpose.

         Landlord will exercise such rights reasonably, upon reasonable advance notice (except in the case of emergencies), during ordinary business hours, and in such manner as not to interfere unreasonably with the business of Tenant.

                                   ARTICLE 3

                                      TERM

         3.1 Commencement Date. This Lease will be effective upon its execution by the last of the parties to so execute and the delivery to each party of a fully executed original. If all of the conditions set forth in
Section 3.4 have been timely satisfied or waived pursuant to Section 3.6, the term of this Lease and Tenant's obligation to pay rent will commence on the date which is the date on which Tenant opens the Premises for business to the public ("Commencement Date"). Tenant agrees to use its best efforts to open for business on or before October 1, 1992. When the Commencement Date is ascertained, the parties will promptly execute a confirmation of the term, including options, substantially in the form and content of Exhibit "B" ("Confirmation of Term").

         3.2 Primary Term. The main term ("Primary Term") will be for a period of twenty (20) years beginning on the Commencement Date. If the Commencement Date is not the first day of a calendar





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
month, the Primary Term will be extended for the number of days remaining in the month in which the Commencement Date occurs.

         3.3 Options. Tenant will have options to extend the Primary Term for two (2) consecutive, five (5) year periods ("Option Periods") on all the provisions contained in this Lease, including the adjustment of Minimum Rent, by giving Landlord written notice of the exercise of the option at least one hundred eighty (180) days prior to the expiration of the Primary Term or the then-current Option Period. Tenant's exercise of an option is conditioned upon the Lease being in effect without existing default on the part of Tenant (a) when notice of exercise is given, and (b) on the date immediately preceding the first day of the subject Option Period.

         3.4 Conditions to Commencement. The Commencement Date is conditioned upon the following conditions:

                 (a) Permits and Licenses.  Receipt by Tenant, within sixty
(60) days of the Effective Date, of all permits and licenses necessary for Tenant to construct its improvements. The permits and licenses are to be validly and irrevocably granted on terms and conditions reasonably satisfactory to Tenant and no longer subject to appeal. Landlord agrees to execute any applications or other documents reasonably requested by Tenant in order to obtain the permits and licenses. Tenant will defend, indemnify and hold Landlord harmless from all claims and liabilities arising from Landlord's execution of the documents. Tenant will proceed with its best efforts to secure the permits and licenses as soon as possible following the Effective Date, at Tenant's sole cost and expense.





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
                 (b) Landlord's Construction. Completion of Landlord's Work (as defined in Section 6.1); provided, however, that Landlord shall only be required, for the purpose of this condition, to have two (2) floors of guest rooms completed as part of Landlord's Work.

                 (c) Possession. Delivery of possession of the Premises for commencement of Tenant's construction of its improvements within ten (10) business days following the Effective Date.

         3.5 Conditions to Lease. The effectiveness of this Lease and Tenant's obligations hereunder are subject to the approval by Tenant, on or before December 31, 1991, of each and all of the following.

                 (a)      The Lease by Tenant's Board of Directors.

                 (b)      Non-disturbance Agreement from Agency.

                 (c)      Non-disturbance Agreement from the Bank of
California.

                 (d) A title insurance policy for the benefit of Agency as required by the DDA.

                 (e) The Disbursement Agreement between Landlord, Tenant and Agency with respect to all funds needed for the renovation to the Hotel and all Landlord's Work and Tenant's Work, as defined below.

                 (f) All consents and approvals of Agency to this Lease, including Tenant's Work, the right of first refusal, and the Tenant's share of profits on sale.

         3.6 Satisfaction of Conditions. If any of the conditions set forth in Section 3.4 or 3.5 are not satisfied by the particular time specified, Tenant will have the right to notify Landlord within five (5) days, and this Lease will be terminated as of





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
Tenant's notice, or at Tenant's option, the Commencement Date shall be extended until such conditions are satisfied. Tenant may waive satisfaction of any of the conditions, each of which is for the benefit of Tenant. Failure to notify Landlord timely of the failure of any of the conditions to be satisfied will be deemed a waiver of the condition.

                                   ARTICLE 4

                                      RENT

         4.1     Lease Year.  The term "Lease Year" means a period of twelve
(12) consecutive full calendar months. The first Lease Year will begin on the Commencement Date if the Commencement Date occurs on the first day of a calendar month; if not, the first Lease Year will commence on the first day of the calendar month next following the Commencement Date. Each succeeding Lease Year will commence upon the anniversary of the first Lease Year.

         4.2     Minimum Rent.

                 (a) Tenant will pay to Landlord for each Lease Year, as minimum yearly base rent ("Minimum Rent"), without deduction, setoff, or prior notice or demand, the sum of * (subject to adjustment as provided in (b) below), payable in twelve (12) equal monthly installments, each in advance on or before the first day of each and every calendar month. Notwithstanding the foregoing, there shall be no Minimum Rent due and payable for any Lease Year, or any portion of a Lease Year, until the 1st day of the month following the month during which Gross Sales have cumulatively, since the Commencement Date, totaled
* . At such time, the Minimum Rent, as provided herein, shall commence. The Minimum Rent during each

* Confidential Treatment Requested




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
Option Period will be * percent * of the total of (a) the average Minimum Rent for the three (3) Lease Years immediately preceding the subject Option Period and (b) the average yearly Percentage Rent collected for the three (3) Lease Years immediately preceding the subject Option Period, but in no event less than the Minimum Rent in effect immediately prior to the Option Period. On the first day of the second Lease Year of each such Option Period, and on the first day of each Lease Year thereafter during said Option Period, the Minimum Rent shall be adjusted as provided in Section 4.2(b) below.

                 (b) Commencing on the first day of the second Lease Year and on the first day of each Lease Year thereafter (each an "Adjustment Date") during the term of this Lease (including any Option Periods, if applicable), the Minimum Rent shall be increased in accordance with the percentage increase, if any, occurring over the twelve (12) month period preceding each Adjustment Date in the Consumer Price Index-Urban Wage Earners and Clerical Workers (San Francisco-Oakland-San Jose Area; Base 1982-84 = 100) ("Index") , as published by the United States Department of Labor, Bureau of Labor Statistics; provided, however, that in no event shall the percentage increase for any such twelve (12) month period exceed five percent (5%) of the Minimum Rent amount in effect prior to the applicable Adjustment Date. In no event shall the Minimum Rent, as adjusted, be less than the Minimum Rent for the immediately preceding Lease Year. Should the Bureau of Labor Statistics discontinue the publication of the Index, publish the same less frequently or alter the same in some other manner, then a substi-tute index or procedure which reasonably reflects and monitors consumer prices shall be used.

         4.3 Percentage Rent. Tenant shall pay to Landlord for each Accounting Year, without deduction, setoff, or prior notice or demand, "Percentage Rent" in an amount equal to * percent * of Gross Sales (as defined in section 4.4 below) until Gross Sales, from the Commencement Date, have on a cumulative basis exceeded *, at which time the Percentage Rent shall be * percent * of Gross Sales. Percentage Rent shall be credited with the amount of any Minimum Rent paid by Tenant in the Accounting Year in question. Percentage Rent shall be paid on a monthly basis within ten (10) business days following the end of each calendar month. At such time as the year-end statement is provided by Tenant to Landlord pursuant to Section 4.5 below, Tenant shall pay to Landlord any additional sums required to be paid as Percentage Rent to the extent such sums have not been paid during the course of the previous Accounting Year.

         4.4 Gross Sales. The term Gross Sales means the gross selling price of all food, beverages, goods, and services sold in or from the Premises and Hotel by Tenant, its permitted subtenants, licensees, or concessionaires, whether for cash or on credit (whether collected or not), including the gross amount received by reason of orders taken on the Premises although filled elsewhere, and whether made by employees or vending machines, and the value of any food or beverage items, goods or services provided in exchange or trade for other goods and services received by Tenant, and all Gross Revenues, as defined in the Food Service Operations Agreement. Gross Sales do not include, or if included there will be


*Confidential treatment requested


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
deducted therefrom (but only to the extent included), the following: (i) cash or credit refunds to customers; (ii) goods returned to sources or transferred to other locations owned by or affiliated with Tenant when such exchange is not made for the purpose of consummating a sale made in, at, or from the Premises;
(iii) refundable deposits and gift certificates or similar vouchers except as converted into by a sale by redemption; (iv) sales of fixtures, machinery, equipment, or other property which are not for sale or trade in the ordinary course of Tenant's business; (v) sums or credits received in settlement of claims for loss or damage to Tenant's goods; (vi) receipts from cigarette vending machines and other machines and devices selling goods or services beyond Tenant's net receipts; (vii) the value of meals furnished to Tenant's employees;
(viii) allowances, complimentary meals, coupons, and discounts in the ordinary course of business to the extent there is no receipt of payment, goods or services therefor; (ix) gratuities or service charges in lieu thereof given to Tenant's employees; (x) taxes of whatever nature imposed on the sale of goods or services, (xi) service charges paid to financial institutions on account of credit card, debit card, or similar noncash purchases by customers; and (xii) the value of food or services donated or sold, at an amount not exceeding the approximate cost, for charitable purposes or non-profit community functions.

                 4.5 Statement of Gross Sales. Tenant will furnish to Landlord statements of Gross Sales within thirty (30) days after the close of each Accounting Quarter and an annual statement certified as accurate by an officer of Tenant within ninety (90)





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
days after the close of each Accounting Year. The annual statements will show the determination of the Percentage Rent based on the Gross Sales of Tenant and any sums paid to Landlord as Percentage Rent for the Accounting year. Tenant will also furnish to Landlord an audited annual statement for each fiscal year of Tenant promptly following the completion of said audit.

         4.6 Records. Tenant will keep full and accurate books, records, and other pertinent data which would normally be examined by an independent accountant pursuant to generally accepted auditing standards in performing an audit of Tenant's Gross Sales. All such books, records, and data will be retained and preserved for at least thirty-six (36) months after the end of the Accounting Year to which they relate. All statements provided pursuant to
Section 4.5 above shall be certified by an officer of Tenant as true and correct.

         4.7 Audit. Landlord is entitled, at any time and from time to time during the term of this Lease, but no more frequently than one time per year, and once after the expiration or termination of this Lease, to an independent audit by an auditor designated by Landlord of Tenant's books, records, and other pertinent data to determine Tenant's Gross Sales. The audit may be at any reasonable time upon at least twenty (20) days' prior written notice to Tenant, will be limited to the determination of Gross Sales, and will be conducted during normal business hours at a mutually agreeable location. Tenant will promptly pay to Landlord any deficiency or Landlord will promptly refund to Tenant any overpayment, as the case may be, which is established by the audit. The costs of the audit will be borne by Landlord unless the audit



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
shows that Tenant understated Gross Sales by more than three percent (3%) for the period examined, in which case the costs will be borne by Tenant. Any previous understatements which have been disclosed and paid by Tenant will be credited and thereby eliminated from a subsequent determination of understatement. Any funds to be paid or refunded, as set forth herein, shall be paid with interest at the rate set forth in Section 15.6 below, accruing from the date of overpayment or underpayment, as the case may be.

         4.8 Confidentiality of Information. Landlord will maintain the confidentiality of and not disclose to third parties the information furnished or revealed as the result of Sections 4.3 through 4.7 except as may be required for the exercise of Landlord's rights under this Lease, or as may be required by the Ground Lease with the Agency, by law, or for disclosure to prospective lenders or purchasers, provided that any such recipients execute a confidentiality agreement reasonably satisfactory to Tenant.

         4.9 Accounting Year. For purposes of this Lease, the term "Accounting Quarter" shall be defined as the quarterly time period beginning on the first day of Tenant's fiscal year (the day following the last Sunday in May) and continuing for thirteen (13) weeks thereafter, with each successive thirteen (13) week quarter to be considered an Accounting Quarter, and the term "Accounting Year" shall be defined as Tenant's fiscal year, which is each approximate twelve (12) month period during the term ending on the last Sunday in May, provided that the first Accounting Year shall commence on the Commencement Date and shall end on the last Sunday





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
in May following the Commencement Date, and the last Accounting Year shall end upon the expiration of the Term. The Minimum Rent shall be prorated as of the commencement and termination of each Accounting Year for the purposes of determining Percentage Rental payable by Tenant during such Accounting Year of the Term. In the event Tenant changes its Accounting Quarter or the day on which the Accounting Quarter ends, Landlord and Tenant shall equitably adjust the Accounting Year, the dates upon which it ends, and the due dates of all statements and payments due Landlord hereunder.

         4.10 Abatement. For each day following the Commencement Date that the Hotel does not operate, Tenant may cease to operate or, if Tenant elects to continue operations, minimum Rent shall abate and Percentage Rate shall be
* percent * of Gross Sales.

                                   ARTICLE 5

                                      USE

         5.1 Use. The Premises will continuously (subject to the terms hereof) be used for the operation of a public restaurants and any purposes incidental to such purpose. Landlord acknowledges that Tenant intends to operate an Italian restaurant in the Restaurant Area of the Premises ("Ground Floor Restaurant") and a restaurant in the Roof Area of the Premises ("Roof Top Restaurant"). Such restaurants will include the service of alcoholic beverages to the extent permitted by law. Tenant will not use or permit the Premises to be used for any other purpose or under any other trade name without Landlord's consent. Tenant shall operate the aforesaid restaurants in a first class manner with service predominately oriented to seated dining service by


*Confidential treatment requested


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uniformly attired waiters, waitresses and/or wine stewards.  Tenant shall not operate on the Premises any game machines, pinball machines, pool tables or other form of gaming. Tenant shall only have such entertainment on the Premises which is consistent with a first class dining establishment. The Ground Floor Restaurant shall, at all times, be operated under a name that includes "Il Fornaio," which name shall not be changed without the prior written consent of Landlord, which consent shall not be unreasonably withheld. The name of the Roof Top Restaurant shall be subject to the reasonable approval of Landlord. Operation of the restaurants in accordance with the foregoing provisions is sometimes hereinafter referred to as the "First Class Standard". Tenant shall not deviate from the First Class Standard as established in this section without the prior written consent of Landlord, which consent may be withheld in Landlord's reasonable discretion.

         5.2 Compliance with Laws. Tenant will comply with all laws concerning the use, condition, and occupancy of the Premises during the term. Tenant shall, at its sole cost and expense, obtain and maintain any and all permits to operate its business on the Premises, including, without limitation, any conditional use permits and liquor licenses. Landlord agrees, however, that Tenant may, without cost or expense to Landlord, and by appropriate proceedings diligently conducted in good faith, contest the validity or application of any law or instrument of record affecting the Premises, provided neither Landlord nor the Premises would be in any danger of civil or criminal liability or the filing and foreclosure of any lien for noncompliance.



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         5.3     Conduct of Business.  Subject to the First Class Standard set
forth above, Tenant will during the entire Term conduct its business upon the Premises in accordance with its discretion as to the normal and customary operation of its business and prudent business judgment so as to maximize its profitability. Tenant will offer breakfast, lunch, and dinner daily at locations and times to be established from time to time by Tenant. Unless it elects to do so, Tenant will not operate in the Premises (i) if it is prevented from doing so because of force majeure considerations, (ii) while refurbishment or alterations are being made to the Premises, (iii) on legal holidays, Thanksgiving, the day after Thanksgiving, Christmas and one other selected day per Lease Year, and (iv) for a reasonable period of time to facilitate inventory and at the end of the term to facilitate moving out, restoration, and other activities incidental to Tenant winding up business at the Premises. Tenant will carry on its business at all times in an efficient, quality, and reputable manner for the type of business for which the Premises are leased, including maintenance of an adequate number of employees and sufficient inventory. Tenant will not use the Premises in any manner that will constitute waste, nuisance, or unreasonable annoyance to other guests or patrons of the Hotel, or which is inconsistent with the provisions of the Ground Lease with the Agency. Landlord agrees that noise, odors and exhaust incidental to a restaurant, excluding odors of deteriorating food, will not be deemed a nuisance or objectionable.



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
                                   ARTICLE 6



                                  IMPROVEMENTS

         6.1 Landlord's Work. Landlord, at its sole cost and expense, will construct the improvements described in Section 1.1 of Exhibit "C" ("Landlord's Work"), subject to the terms thereof.

         6.2 Tenant's Work. Tenant will construct the improvements and provide the fixtures, furnishings, and equipment described in Section 1.2 of Exhibit "C" ("Tenant's Work"), subject to the terms thereof.

         6.3 Signs. Tenant will have the right to erect and maintain upon the Premises any signs Tenant deems appropriate to the normal conduct of its business, subject to compliance with applicable laws, including approvals required by such laws, and the prior approval of the Agency and Landlord. Landlord makes no representation with respect to the availability of such approvals. Landlord's approval shall not be unreasonably withheld. Tenant shall, at its sole cost, maintain and repair all of its signs consistent with the First Class Standard.

         6.4 Alterations. Tenant will not make any alterations, additions, or improvements (collectively, "Alterations") to the Premises without the prior written consent of Landlord, except that Tenant may make any nonstructural Alterations to the Premises which do not diminish the then fair market value of the Premises and do not exceed a cost of Twenty-five Thousand Dollars ($25,000.00) per Lease Year (as adjusted for inflation as provided in Section 4.2(b) during the Lease Term) without the prior written consent of Landlord if such Alterations are internal to the Premises and do not alter, modify, or affect the outside aesthetics of the





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
Building. Except as otherwise provided for in this Lease, all Alterations which may be made or installed upon the Premises will remain upon and be surrendered with the Premises and become the property of Landlord at the termination of this Lease. If Landlord requests removal of any Alterations at the time such Alterations are approved by Landlord, or if approval is not required and Landlord gives notice to Tenant at least one hundred eighty (180) days prior to termination of this Lease, Tenant will remove the same at Tenant's expense.

        6.5 Work Standards. All construction work done by Landlord and Tenant will be performed in a good and workmanlike manner, in compliance with all governmental requirements, with due diligence, and in such manner as to cause a minimum of interference with other construction in progress and with the transaction of business in the Hotel.

         6.6     Mechanics' Liens.

                 (a) Discharge of Lien. Neither Landlord or Tenant shall create or permit or suffer to be created or to remain, and will discharge, any lien (including, but not limited to, the liens of mechanics, laborers, materialmen, suppliers or vendors for work or materials alleged to be done or furnished in connection with the Premises or the Hotel and the improvements thereon), encumbrances or other charges upon the Premises or the Hotel and the improvements thereon, or any part thereof, or upon the Ground Lease or Tenant's leasehold interest; provided, however, that neither party shall be required to discharge any such liens, encumbrances or charges as may be placed upon the Premises or the Hotel by the act of the other party.





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
                 (b) Right to Contest Liens. Landlord and Tenant shall each have the independent right to contest in good faith and by appropriate legal proceedings the validity or amount of any mechanics', laborers', materialmen's, suppliers' or vendors' lien or claimed lien; provided that the party contesting such claim shall utilize all reasonable means (including the posting of adequate security for payment) to protect the Premises and the Hotel and any part thereof or improvements thereon against foreclosure, and shall indemnify and hold harmless the other party from any adverse effects resulting from such lien.

                 (c) Protection of Landlord. Nothing in this Lease shall be construed as constituting the consent of Landlord expressed or implied, to the performance of any labor or the furnishing of any materials or any specific improvements, alterations of or repairs to the Premises or the Hotel or the improvements thereon, or any part thereof, by any contractor, subcontractor, laborer or materialman, nor as giving Tenant or any other person any right, power or authority to act as agent of or to contract for, or permit the rendering of, any services or the furnishing of any materials in such manner as would give rise to the filing of mechanics' liens or other claims against the fee of the Premises or the Hotel or the improvements thereon, or the Ground Lease. Landlord shall have the right at all times to post, and keep posted, on the Premises any notices which Landlord may deem necessary for the protection of Landlord and of the Premises and the Hotel and the improvements thereon from mechanics' liens or other claims. In addition, but subject to Section 6.6(b) hereof, Tenant shall make, or cause to be made, prompt payment of all monies due and legally owing to all persons doing any work or furnishing any materials or supplies to Tenant or any of its contractors or subcontractors in connection with the Premises and the improvements thereon.

                                   ARTICLE 7

                            MAINTENANCE OF PREMISES

         7.1 Tenant's obligations. Subject to the provisions of this Lease concerning Landlord's maintenance and repair obligations and concerning destruction and condemnation and any required approvals of Landlord, Tenant will make all necessary repairs and replacements to maintain the Premises in good order, condition, and repair, reasonable wear and tear excepted, and in accordance with the First Class Standard. This obligation includes service areas located on the Premises. Except as provided below, Landlord does not have any responsibility to maintain the Premises and Tenant waives the provisions of California Civil Code Sections 1941 and 1942.

         7.2 Landlord's Right to Make Repairs. If Tenant fails to perform its maintenance obligations within thirty (30) days after written notice from Landlord, Landlord may perform such maintenance and Tenant will promptly reimburse (as additional rent under this Lease) Landlord for its expenses within ten (10) days after delivery of a statement reasonably detailing such expenses.

         7.3 Landlord's Obligations. Subject to the provisions of this Lease concerning destruction and condemnation, Landlord, at its expense, shall maintain the foundations, bearing and exterior walls, concrete sub-floors and roofs of the Hotel, the loading dock, electrical, plumbing, and HVAC systems that serve the

Premises, elevators, the sidewalk in front of the Premises (except any sidewalk repair or maintenance which is the responsibility of a person or entity other than Landlord or Tenant) in good repair (collectively, the "Structural Portions") ; except that Landlord (a) shall not be required to repair any damage to the Structural Portions caused by the act or omission of Tenant or its representatives, (b) shall not be required to maintain or repair any specialized systems, components, or structure within the Premises which are dedicated solely for providing and/or preparing food and beverages, and (c) shall not be required to maintain or repair any items which are the responsibility of Tenant under the Food Service Operations Agreement. Subject to the foregoing, Landlord shall also maintain or repair all other portions of the Hotel, other than the Premises and the Incidental Areas, including without limitation, all public areas and the adjacent parking structure for as long as Landlord has the right to use such structure.

         7.4 Emergency Repairs. In the event of any life or property threatening emergency, Landlord will have the immediate right to enter the Premises to effect emergency repairs without prior notice to Tenant.

                                   ARTICLE 8

                                  COMMON AREAS

         8.1 Definition. The term Common Areas means all public areas and facilities within the Hotel that are provided for and designated by Landlord from time to time for the common use of Hotel guests and patrons.

         8.2 Development. Landlord will use its best efforts to complete its renovation of the ground floor Common Areas by October 1, 1992.

         8.3 Modifications. Landlord may make no material changes to or on the portion of the Common Areas demarcated as Tenant's Area of Control on the Floor Plan without Tenant's prior written consent. Landlord will refrain from doing or permitting to be done any act which would in any way materially impair the visibility of or access to the Premises.

         8.4 Tenant's Right to Use. Landlord gives Tenant and its representatives, customers, and invitees the nonexclusive right to use the Common Areas in common with Hotel guests and others to whom Landlord has granted or will grant a similar right. Tenant and Tenant's employees shall only use those portions of the Hotel not used by Hotel guests or patrons or which are otherwise designated for "Hotel Staff."

         8.5 Landlord's Maintenance and Management. At all times Landlord will adequately insure the Common Areas and, except as set forth in Article 7 and as to items maintained by Tenant under the Food Service Operations Agreement, maintain the Common Areas in good condition, including keeping the Common Areas neat and clean, properly lighted (through the expected departure of Tenant's employees after Tenant's normal business hours) and repaired. Landlord will have the exclusive right to:

                 (a) Rules and Regulations. Establish and enforce reasonable rules and regulations applicable to all non-Hotel guests and patrons concerning the maintenance, management, use, and operation of the Common Areas.

                 (b) Maintenance Closure. Close temporarily any of the Common Areas for maintenance. Landlord will, however, use its best efforts to maintain free access to the Premises during Tenant's normal business hours and to minimize any disruption to Tenant's business operations.

                 (c) Dedication Avoidance. Close any of the Common Areas to whatever extent required, in the opinion of Landlord's counsel, to prevent a dedication of any of the Common Areas or the accrual of any rights of any person or of the public to the Common Areas.

                 (d) Contracts. Enter into contracts with third parties to insure and maintain the Common Areas.

                 (e) Management Agreements. Enter into operating agreements with third parties to manage the maintenance, operation, and security of the Common Areas in Landlord's behalf upon such terms and conditions as Landlord elects in exercise of reasonable business judgment.

                 (f) Make Changes. Subject to Section 8.3, make changes to the Common Areas.

                                   ARTICLE 9

                                   UTILITIES

         9.1 Utilities. Tenant will pay the appropriate suppliers for all water, electricity, gas, telephone, and other utility and communication services used by Tenant on the Premises during the term. All such services will be separately metered and billed to Tenant. If any such services are not separately metered and billed to Tenant directly by suppliers, then, within thirty (30) days following substantial completion of the improvements within the

Premises, and every year thereafter, Landlord and Tenant shall meet and confer in good faith to establish Tenant's percentage of utilities that are not separately metered. If the parties are unable to agree within thirty (30) days, they shall engage an energy consultant reasonably acceptable to both Landlord and Tenant for purposes of determining Tenant's use or expected use of such services and establishing Tenant's percentage share of the same. Thereafter, Tenant shall pay to Landlord as additional rent Tenant's percentage share of the cost of such services within ten (10) days of Landlord's written demand therefor. The cost of the energy consultant shall be shared equally by Landlord and Tenant.

                                   ARTICLE 10

                             TAXES AND ASSESSMENTS

         10.1 Personal Property. Tenant will pay all taxes levied and assessed against furnishings, trade fixtures, equipment, and other personal property of Tenant kept upon the Premises that become payable during the term. The parties will seek to cause Tenant's personal property to be assessed and billed separately from Landlord's real property. If Tenant's personal property is assessed and taxed with Landlord's real property, Tenant will pay Landlord -the portion of such taxes attributable to Tenant's personal property.
Landlord will furnish Tenant with a copy of the tax bill, a written statement setting forth the amount of personal property taxes due from Tenant, and the method of calculation of such amount. Tenant will thereafter pay the amount of its taxes to Landlord not later than ten (10) days prior to the date of delinquency or thirty (30) days after receipt of the billing from Landlord, whichever is later.

         10.2    Real Property.

                 (a) Obligation. In each Lease Year and as additional rent, Tenant will pay fourteen percent (14%) of all Real Property Taxes (defined in (b) below) levied and assessed against the Hotel not later than ten
(10) days prior to the date of delinquency or, if tax bills are not sent directly to Tenant from the tax collector, thirty (30) days after receipt of the bill from Landlord, whichever is later.

                 (b) Definition. The term Real Property Taxes includes any form of real estate taxes, general or special assessments, and any license fee, commercial rental tax, improvement bonds, levy, or tax imposed on the Premises by any authority having the direct power to tax, including any city, county, state, or federal government or any school, agricultural, sanitary, fire, street, drainage, or other improvement or assessment district of the governmental authority, as against (i) the legal or equitable interest of Landlord in the Premises and the Hotel, (ii) Landlord's right to rent or other income from the Premises, (iii) the act of entering into this Lease, or (iv) the occupancy of the Premises by Tenant. If at any time during the term the laws concerning Real Property Taxes are changed such that any other governmental imposition, however described, including a so-called value-added tax, is imposed on the Premises, the Hotel, or Landlord as a direct substitution, in whole or in part, for, or in addition to, any Real Property Taxes, Tenant will pay such imposition in the same manner and Tenant's allocation of liability for any such imposition will be substantially the same as Tenant's allocation liability for Real Property Taxes as provided in this Lease.

                 (c)      Exclusions.  Tenant will have no obligation to pay
(i) for penalties and interest other than those attributable to Tenant's failure to comply timely with its payment obligations pursuant to this Lease,
(ii) any tax which may be levied upon net income, profits, or business of Landlord or any personal property taxes, gift, franchise, inheritance, estate, succession, capital levy, or transfer taxes which may be levied against any estate or interest of Landlord, (iii) land development fees and assessments for utilities and special improvements installed in connection with the development of the Premises and the Hotel exclusive of Tenant's hook-up charges, or (iv) increases in Real Property Taxes (whether the increases result from increased rate, valuation, or both) attributable to (a) additional improvements to the Hotel unless constructed for any food and/or beverage service area, or (b) a transfer or sale by Landlord of any interest in the property upon which the Hotel is located.

         10.3 Apportionment. Any and all personal property taxes and Real Property Taxes will be prorated and apportioned according to the number of days in the fiscal tax year which were included in the Lease term.

         10.4 Right to Contest. Tenant, at its own expense, may contest by appropriate proceedings the amount of such taxes required to be paid by Tenant pursuant to this Article and Tenant may endeavor at any time or times by appropriate proceedings to obtain a reduction in the assessed valuation of the Premises for tax purposes, and in any such event Landlord agrees, at the request of Tenant, to join with Tenant, at Tenant's expense, in the proceedings, and Landlord agrees to sign and deliver such papers and instruments as may be necessary to prosecute such proceedings. Tenant will have the right to contest the amount of any such tax and to withhold payment of the tax if the statute under which Tenant is contesting the tax so permits. In the event of any such contest, Tenant will indemnify and hold Landlord harmless with respect to any cost, damage, or expense, including attorneys' fees, in connection with any such proceedings. Tenant, upon final determination of such contest, will immediately pay and discharge any judgment rendered against it, together with all costs and incidental charges.

         10.5 Obligation of Landlord. Except to the extent Tenant fails to comply with this Article 10, any taxes not directly payable by Tenant to the tax collector relating to the Premises and Common Areas will be timely paid by Landlord so as not to jeopardize Tenant's quiet enjoyment of the Premises pursuant to the provisions of this Lease.

                                   ARTICLE 11

                            INDEMNITY AND INSURANCE

         11.1 Landlord Exculpation. Landlord will not be liable to Tenant for any damage to Tenant or Tenant's property from any cause, and Tenant waives all claims against Landlord for damage to person or property arising from any reason, except that Landlord will be liable to Tenant for damage to Tenant resulting from the negligence or willful misconduct of Landlord or its representatives.

         11.2 Tenant's Indemnity. Tenant will defend, indemnify, and hold Landlord and its representatives harmless from and against any and all costs, expenses (including attorneys' fees and court costs), losses, liabilities, damages, claims, and demands of every kind or nature (collectively, "Losses"), arising in any way from (i) construction on or use or occupancy of the Hotel by Tenant or any person claiming under Tenant,
(ii) the conduct of Tenant's business and any activity, work, or thing done at the direction of Tenant in or about the Hotel, (iii) negligence or willful misconduct of Tenant or its representatives, or (iv) any breach or default in the performance of any obligation on Tenant's part to be performed under this Lease. Tenant will defend any such action or proceeding brought against Landlord or its representatives at Tenant's expense with counsel reasonably satisfactory to Landlord. Tenant's foregoing indemnity obligation will, however, exclude Losses arising in any way from the negligence or willful misconduct of Landlord or its representatives.

         11.3 Landlord's Indemnity. Landlord will defend, indemnify, and hold Tenant and its representatives harmless from and against any and all Losses arising in any way from (i) construction on or use of the Common Areas and/or the Hotel (excluding the Premises and the Incidental Areas), (ii) the management of the Common Areas and/or the Hotel and any activity, work, or thing done or permitted by Landlord in or about the Common Areas and/or the Hotel (excluding any activity, work or thing done by Tenant under the Food Service Operations Agreement), (iii) negligence or willful misconduct of Landlord or its representatives, or (iv) any breach or default in the performance of any obligation on Landlord's part to be performed under this Lease. Landlord will defend any such action or proceeding brought against Tenant or its representatives at Landlord's expense with counsel reasonably satisfactory to

Tenant. Landlord's foregoing indemnity obligation will, however, exclude Losses arising in any way from the negligence or willful misconduct of Tenant or its representatives.

         11.4 Tenant's Insurance. Tenant will, at all times after the delivery of the Premises to Tenant, carry at its expense:

                 (a) Liability Insurance. Comprehensive general liability insurance providing bodily injury and property damage including dram shop/liquor liability coverage in the amount of the greater of the maximum coverage currently maintained by Tenant or at least Two Million Dollars ($2,000,000.00) combined single limit insuring against all legal liability (subject to usual policy exclusions, terms, and conditions) of Tenant and its representatives arising out of the use, occupancy, or condition of the Premises. Such insurance will name Landlord as an additional insured for the specified amount. Tenant will have the right to effect all or any part of such insurance by endorsement on any general liability insurance maintained by or on behalf of Tenant or by a separate policy or policies of insurance. Not more frequently than each three (3) years if, in Landlord's reasonable opinion, the limit for general liability insurance coverage at that time is materially inadequate, Tenant will increase such insurance coverage to an amount not to exceed the amount of insurance coverage customarily required for like businesses and properties.

                 (b) Fire Insurance. Insurance providing against loss or damage to the Premises and Tenant's personal property, improvements, and alterations in, on, or about the Premises (including, without limit, all of Tenant's Work as described in Exhibit "C" and all of Tenant's FF&E (as defined in Exhibit "C")) by (i) fire, (ii) perils included in the Extended Coverage endorsement in common use for commercial structures, (iii) vandalism & malicious mischief, and (iv) sprinkler leakage coverage, in an amount not less than the full replacement value. The insurance policy will cover Tenant, Landlord, and their lenders, as their interests may appear.

                 (c) Worker's Compensation. Worker's compensation insurance as required by law.

                 (d) Business Interruption. Business interruption or rental loss insurance providing for the payment of Minimum Rent and Percentage Rent (calculated as the average of Percentage Rent in the two previous Lease Years, but in no event less than the then applicable amount of Minimum Rent) for a period of not less than twelve (12) months for any period in which the Premises are inoperable due to a casualty to be insured pursuant to the insurance described in subparagraph (b) above.

         11.5 Certificates. Tenant will deliver to Landlord, prior to delivery of possession of the Premises to Tenant, a certificate or certificates of insurance evidencing the types of coverage, carriers, limits, and effective dates of coverage. Each policy will be with insurance carriers reasonably satisfactory to Landlord and will provide not less than ten (10) days' prior notice to Landlord of cancellation, nonrenewal, or material modification of that insurance. Tenant will provide current certificates or other satisfactory evidence of renewal to Landlord throughout the term of this Lease.

         11.6 Waivers of Subrogation. Landlord and Tenant hereby release any rights each may have against the other in connection with any of the damage occasioned to Landlord or Tenant, as the case may be, to their respective property, the Premises, or its contents or to other portions of the Hotel arising from any risk generally covered by fire, Extended Coverage endorsement, vandalism & malicious mischief, and sprinkler leakage coverage. In addition, the parties each, on behalf of their respective insurance companies insuring the property or its contents of either Landlord or Tenant against any such damage, waive any right of subrogation that it may have against Landlord or Tenant, as the case may be.

                                   ARTICLE 12

                           ASSIGNMENT AND SUBLETTING

         12.1 General Prohibition. Tenant will not voluntarily, by operation of law, or otherwise, assign or sublet all or any portion of the Premises or Tenant's interest in this Lease or suffer or permit all or any part of the Premises to be operated, managed, or otherwise used by a third party without Landlord's prior written consent. An "assignment or sublet" shall include any sale, transfer, assignment, encumbrance or hypothecation of the Premises, or all or any portion of Tenant's interest therein or in the Lease. Tenant hereby acknowledges that Landlord has entered into this Lease with Tenant because of Tenant's unique experience and expertise in the restaurant business. For this reason, Tenant acknowledges that, except as expressly provided in this Article 12, any proposed assignment or sublet by Tenant is subject to Landlord's prior written consent, which consent may not be unreasonably withheld. In this regard, Landlord will be deemed to have reasonably rejected or denied any proposed assignment or sublet where it has not been demonstrated that the proposed transferee (a) holds the requisite experience and expertise to operate a restau-rant and food and beverage service throughout the Hotel in accordance with the First Class Standard, (b) has other operating restaurants similar to those operated on the Premises which are operating profitably, and (c) will staff the Premises with management personnel possessing at least ten (10) years experience in operating first class restaurants. The foregoing is not intended to limit grounds upon which Landlord may reasonably reject any proposed assignment or sublet.

         12.2 Landlord's Consent Not Required. Landlord's consent is not required for Tenant to assign this Lease or sublet the Premises to any entity which (i) is Tenant's parent organization, (ii) is any corporation a majority of whose voting stock is owned, directly or indirectly, by Tenant or Tenant's parent organization, (iii) as a result of consolidation, merger, or other reorganization with Tenant or Tenant's parent organization, will own all or substantially all of the voting stock of Tenant or Tenant's parent corporation,
(iv) acquires all or substantially all of the voting stock of Tenant, (v) acquires all or substantially all of the assets of Tenant, or (vi) acquires three or more separate restaurant locations of Tenant in one transaction.

         12.3 Information. When requesting Landlord's consent pursuant to this Article 12, Tenant will submit in writing to Landlord (i) the name, address, and legal composition of the proposed assignee or subtenant (ii) the proposed effective date, (iii) the nature of the assignee's or subtenant's business to be carried on at the Premises, (iv) the terms and provisions of the proposed assignment or sublease, (v) reasonable financial information as Landlord may request concerning the proposed assignee or subtenant, and (vi) such other information as Landlord may reasonably request to determine the character and financial responsibility of the proposed assignee or subtenant. Each assignment or sublease to which there has been consent will be in writing and in a form reasonably satisfactory to Landlord.

         12.4 No waiver or Release. Except as Landlord may otherwise agree in writing, Landlord's consent to any assignment or sublease will neither waive the requirement of Landlord's consent to any subsequent assignment or sublease nor release Tenant from Tenant's payment and performance obligations in this Lease. Tenant will remain jointly and severally liable for such payment and performance. Any assignment or sublease requiring but lacking Landlord's prior written consent will be void at Landlord's option.

         12.5 Collection. Any rental payments or other sums received and accepted by Landlord from Tenant or any other person in connection with Tenant's obligations under this Lease will be conclusively presumed to have been paid by Tenant or on Tenant's behalf. Tenant hereby assigns to Landlord all rent or other sums received from any subletting of the Premises for application by Landlord pursuant to the provisions of Article 15; provided, however, that until the occurrence of any such default, Tenant will have the right to collect such sums.

                                   ARTICLE 13

                             DAMAGE AND DESTRUCTION

         13.1 Obligation to Repair. In the event of (i) the partial or total damage or destruction of the Premises or (ii) the Premises being declared unfit or unsafe for occupancy by any authorized public authority, Tenant will, at its sole cost and expense, promptly commence and diligently prosecute to completion such repairs as are necessary to restore the Premises to substantially the same condition as it was in immediately prior to such damage or destruction, but only if any insurance proceeds Tenant receives for such damage are adequate to complete such repairs, provided Tenant has complied with all insurance requirements in this Lease. Likewise, Landlord will promptly commence and diligently prosecute to completion such repairs as are necessary to correct any damage or destruction of portions of the Hotel which render the Hotel totally or partially inaccessible, unusable, or which materially and adversely affect Tenant's business, but only if any insurance proceeds Landlord receives are adequate to complete such repairs, provided Landlord has complied with the insurance requirements of this Lease.

         13.2    Option to Terminate.

                 (a) By Landlord. If the Hotel is damaged or destroyed during (i) the last five (5) years of the term (unless Tenant exercises an option, if any, such that a minimum of five (5) years remains in the term of this Lease) or (ii) at any time during the term by a casualty which is not ordinarily insurable, in either case to an extent in excess of thirty percent (30%) of the replacement cost of the Hotel (exclusive of foundations and footings), then Landlord may terminate this Lease by written notice to Tenant given within thirty (30) days following the date such damage or destruction occurs.

                 (b) By Either Party. If Landlord's and Tenant's repairs cannot be made and completed within one hundred eighty (180) days after such damage or destruction, then either party may terminate this Lease by written notice to the other given within thirty (30) days following the date such damage or destruction occurs. In such event, this Lease will be deemed terminated as of the date such damage occurred and all rental will be prorated as of such date.

         13.3 Insurance Proceeds. If either party elects to terminate this Lease as allowed under Section 13.2, Tenant will deliver the Premises to Landlord in its damaged condition and neither party will have any obligation to repair or rebuild. In such event, Tenant's insurance proceeds, if any, will belong to Landlord except any portion covering loss of or damage to Tenant's personal property or loss of income. If this Lease is not so terminated, any insurance proceeds remaining after complying with the provisions of this
Article 13 will be Tenant's sole property.

         13.4 Continued Operation. Unless this Lease is terminated pursuant to Section 13.2, Tenant will continue the operation of its business during any such period to the extent reasonably practicable from the standpoint of prudent and profitable business management. Unless this Lease is so terminated, there will be no abatement or reduction of rent.

         13.5 Statutory Waiver. Tenant waives the provisions of any statute including California Civil Code Sections 1932(2) and 1933(4), with respect to any rights or obligations concerning damage or destruction in absence of any express agreement among the parties, and any similar statute now or hereafter in effect will have no application to this Lease for any damage or destruction to all or any part of the Premises.

         13.6 Deemed Sale of Building. In the event that Landlord elects to terminate this Lease as provided in 13.2(a) or (b), any insurance proceeds actually received by the Landlord shall be deemed to be gross cash proceeds received from the sale of an interest in the Hotel within the meaning of
Section 18.3 and Landlord shall either immediately list the Hotel for sale and use its best efforts to market and sell the Hotel in a commercially reasonable manner, or have the then fair market value of the Hotel determined by an appraiser appointed by the Agency which shall be deemed to be sales proceeds.

                                   ARTICLE 14

                                 EMINENT DOMAIN

         14.1 Definitions. The term taking means (i) the exercise of any governmental power, by legal proceedings or otherwise, by any public or quasi-public authority or private corporation or individual in the exercise of eminent domain and (ii) the voluntary sale or transfer under the threat of exercise of eminent domain. The term date of taking means the earlier of the date of taking of actual physical possession by the condemning authority or the date the condemning authority gives notice that it is deemed to have taken possession. The term total taking means a taking of so much of the Premises or Hotel as, in Tenant's reasonable opinion, to render the Premises to be unsuitable for Tenant's continued use as a restaurant. The term partial taking means a taking of the Premises or Hotel which does not constitute a total taking. The term temporary taking means a taking for less than one hundred eighty (180) days.

        14.2 Determination of Taking. If there is a total taking, this Lease will terminate on the date of taking. Within sixty (60) days after the date the nature and extent of the taking are finally determined and Tenant receives notice of such determination, Tenant must notify Landlord that Tenant considers, in its sole discretion, a taking of less than the entire Premises or Hotel to be a total taking; otherwise the taking will be deemed to be a partial taking.

         14.3 Partial Taking. If there is a partial taking, this Lease will terminate as to the portion of the Premises taken and continue in full force and effect as to the remainder of the Premises. Rent paid prior to the taking with respect to the portion of the Premises taken will be promptly returned to Tenant by Landlord. Rent, except Percentage Rent, after a partial taking will be equitably reduced based on the extent to which the taking, including restoration activity, interferes with Tenant's business on the Premises. To the extent of any condemnation award paid to Landlord, Landlord will promptly make all necessary repairs or alterations to make the remaining Premises a complete architectural element and will promptly restore the Common Areas as appropriate.

         14.4 Temporary Taking. If there is a temporary taking, this Lease will not terminate but rent, except Percentage Rent, will be equitably reduced based on the extent to which the taking interferes with Tenant's business in the Premises.

         14.5 Award. In the event of any taking, Landlord and Tenant may separately pursue their claims against the condemning authority. Tenant will be entitled to receive, and Landlord will have no right to pursue for itself, any award for claims based on (i) the adjusted book value (deemed to be the unamortized or undepreciated value for book purposes) of construction of the Premises (except to the extent paid for by Landlord under the Lease) and Alterations which Tenant has no right to remove pursuant to the provisions of this Lease, (ii) the value of Tenant's Alterations to the Premises which Tenant has the right to remove pursuant to the provisions of this Lease but elects not to remove, (iii) loss of or damage to Tenant's personal property, (iv) loss to Tenant because of interruption of business, (v) Tenant's loss of goodwill, and (vi) Tenant's cost of removal and relocation. Tenant will have no right to pursue a claim based upon the residual value of the Land or pursue claims or retain any award to which Landlord is entitled so as to diminish Landlord's award, except as provided in Section 18.3.

         14.6 Notice to Tenant. After Landlord has knowledge of the intention of any authority to effect a taking, Landlord will promptly give notice of such to Tenant.

                                   ARTICLE 15

                                    DEFAULT

         15.1 Events of Default. The occurrence of any of the following will constitute a default by Tenant:

                 (a) Abandonment. Abandonment of the Premises by Tenant or vacation of the Premises by Tenant for ten (10) consecutive days, except as permitted in Section 5.3.

                 (b) Nonpayment of Rent. Failure by Tenant to pay rent when due if the failure continues for ten (10) days after written notice has been given to Tenant that the rent is delinquent. "Rent" includes Minimum Rent, Percentage Rent, and any and all items described herein as "additional rent" or which are otherwise payable by Tenant to Landlord.

                    (c) Other Obligations. Failure by Tenant to perform any provision of this Lease required of it other than (a) and (b) above if the failure is not cured within a reasonable time not to exceed thirty (30) days after notice has been given to Tenant. If, however, the failure cannot reasonably be cured within the cure period, Tenant will not be in default of this Lease if Tenant commences to cure the failure within the cure period and diligently and in good faith continues to cure the failure.

                    (d) General Assignment. A general assignment for the benefit of creditors by Tenant.

                    (e) Bankruptcy. A petition to have Tenant adjudicated a bankrupt, or a petition for reorganization or arrangement under the federal bankruptcy laws is filed by Tenant or against Tenant and not be dismissed within sixty (60) days from the date of such filing.

                    (f) Receivership. The assumptions of the assets of Tenant or of the business conducted by Tenant on the Premises by a trustee, receiver, or other person where possession is not restored to Tenant within thirty (30) days.

                    (g) Attachment. The attachment, execution, or other judicial seizure of substantially all of Tenant's assets located at the Premises or Tenant's interest in the Lease, where such seizure is not discharged within thirty (30) days.

                    (h) Insolvency. The admission by Tenant of its inability to pay its debts as they become due.

                    Notices given under this Section 15.1 will (i) specify the alleged breach and the applicable Lease provisions and (ii) demand that Tenant perform the provisions of this Lease or pay the rent that is delinquent, as the case may be, within the applicable period of time, or quit the Premises. No such notice will be deemed a forfeiture or a termination of this Lease unless Landlord so elects in the notice. The purpose of the notice requirements in this Section 15.1 is to extend the notice requirements of the unlawful detainer statutes. Such notice will not be in lieu of, but are in addition to, any notice required under the unlawful detainer statutes.

        15.2 Landlord's Remedies. Landlord will have the following remedies if Tenant commits a default. These remedies are not exclusive; they are cumulative in addition to any remedies now or later allowed by law.

                    (a) Recover Possession. Landlord can terminate Tenant's right to possession of the Premises at any time. No act by Landlord other than giving notice to Tenant will terminate this Lease. Acts of maintenance, efforts to relet the Premises, or the appointment of a receiver on Landlord's initiative to protect Landlord's interest under this Lease will not constitute a termination of Tenant's right to possession. On termination, Landlord has the right to recover from Tenant:

                    (b) The worth, at the time of the award, of the unpaid rent that had been earned at the time of termination of this Lease.

                    (c) The worth, at the time of the award, of the amount by which the unpaid rent that would have been earned after the date of termination of this Lease until the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided.

                          (d)     The worth, at the time of the award, of the
amount by which unpaid rent for the balance of the term after the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided.

                          (e)     Any other amount, including court costs,
necessary to compensate Landlord for all detriment proximately caused by Tenant's default.

       The phrase "worth at the time of the award" as used in (i) and (ii) above is to be computed by allowing interest at the prime commercial rate being charged by the Bank of America N.T. & S.A. plus two percent (2%) per annum, but not to exceed the then maximum legal rate of interest. The same phrase as used in (iii) above is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%).

                 (f) Continuation of Lease. Landlord can continue this Lease in full force and effect, and the Lease will continue in effect as long as Landlord does not terminate Tenant's right to possession, and Landlord will have the right to collect rent when due. During the period Tenant is in default, Landlord can enter the Premises and relet them, or any part of them, to third parties for Tenant's account. Tenant will be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises, including brokers' commissions, and expenses of remodeling the Premises required to make it rentable, but not improvements for a new tenant. Reletting can be for a period shorter or longer than the remaining term of the Lease. Tenant will pay to Landlord the Minimum Rent due under this Lease on the dates the rent is due, less the rent Landlord receives from any reletting. No act by Landlord allowed by this Section 15.2(b) will terminate this Lease unless Landlord notifies Tenant that Landlord elects to terminate this Lease. After Tenant's default and for as long as Landlord does not terminate Tenant's right to possession of the Premises, if Tenant obtains Landlord's consent, Tenant will have the right to assign or sublet its interest in this Lease, but Tenant will not be released from liability under this Lease. If Landlord elects to relet the Premises as provided in this Section 15.2(b), rent that Landlord receives from reletting will be applied to the payment of:
(i) first, any indebtedness from Tenant to Landlord other than rent due from Tenant; (ii) second, all costs, including for maintenance, incurred by Landlord in reletting; (iii) third, rent due and unpaid under the Lease. After deducting the payments referred to in this Section 15.2(b), any sum remaining from the rent Landlord receives from reletting will be held by Landlord and applied in payment of future rent as rent becomes due under this Lease. In no event will Tenant be entitled to any excess rent received by Landlord. If, on the date rent is due under this Lease, the rent received from the reletting is less than the Minimum Rent due on that date, Tenant will pay to Landlord, in addition to the remaining minimum Rent due, all costs, including for maintenance, Landlord incurred in reletting which remain after applying the rent received from the reletting.

                 (g) Right to Remedy. Landlord may, after expiration of Tenant's cure period in Section 15.1(c) unless there is an emergency, correct or remedy any failure of Tenant not timely cured. The reasonable cost paid by Landlord to correct or remedy any such default will immediately become due and payable to Landlord as additional rent.

         15.3 Default by Landlord. Landlord will commit a default if Landlord fails to perform any provision of this Lease required of it and the failure is not cured within a reasonable time not to exceed thirty (30) days after notice has been given to Landlord. If, however, the failure cannot reasonably be cured within the cure period, Landlord will not be in default of this Lease if Landlord commences to cure the failure within the cure period and diligently and in good faith continues to cure the failure. Notices given under this Section 15.3 will specify the alleged breach and the applicable Lease provisions. Tenant may, after expiration of the cure period unless there is an emergency, correct or remedy any failure of Landlord not timely cured and the reasonable cost paid by Tenant will immediately become due and payable to Tenant by Landlord.

         15.4 Mitigation. Landlord and Tenant will each exercise best efforts to mitigate the damages caused by the other party's breach of this Lease. Efforts to mitigate damages will not be construed as a waiver of the nonbreaching party's right to recover damages.

         15.5 Lender's Right to Cure. The respective lenders of each party will have the right, in the party's behalf, to cure the party's alleged breach within the same time period allocated under this Lease.

         15.6 Interest Charges. Any amount not paid by one party to the other when due to the other party will bear interest from the date due at the lesser of (i) the prime commercial rate being charged by the Bank of America N.
T. & S. A. in effect on the date due plus two percent (2%) per annum or (ii) the maximum rate permitted by law.

         15.7 Late Charges. If either party fails to pay any amount due to the other within ten (10) days after notice the amount is delinquent, the delinquent party will pay to other party, as a late charge and in consideration of the additional costs and record keeping incurred or required by the other, a sum equal to $150. Such late charge shall be due in addition to interest payable on delinquent amounts.

         15.8 Limitation of Landlord's Liability. If Landlord is in default of this Lease and as a consequence Tenant recovers a money judgment against Landlord, the judgment will be satisfied only out of the proceeds of sale received on execution of the judgment and levy against the right, title, and interest of Landlord in the land and improvements which constitute the Hotel and out of rent or other income from such real property receivable by Landlord following occurrence of the default or out of the net consideration, after payment of the first lien mortgage and reasonable costs of sale, received by Landlord from the sale or other disposition of all or any part of Landlord's right, title, and interest in the land and improvements which constitute the Hotel. The foregoing limitations shall apply only in the event that the Landlord has not placed, or suffered to be placed upon the Hotel parcel or Landlord's leasehold estate in the Ground Lease, any lien or other encumbrance except as allowed under Section 902 of the Ground Lease without the Ground Lessor's approval. In the event Landlord places or allows an encumbrance to be placed upon the Hotel parcel or Landlord's leasehold estate in the Ground Lease that would otherwise invalidate the limitations in this Section 15.8, Landlord may at the time of Landlord's agreement to such encumbrance, agree to permit Tenant to deduct and set off any out-of-pocket expenses or judgments that Tenant may obtain against rent otherwise due under this Lease, despite the prohibition against such a deduction or offset found in Sections 4.2 and 4.3 of this Lease; provided, however, that Landlord's right to so agree to the deduction and offset will be effective only if the Minimum Rent thereafter due under the remaining term of the Lease (or an option if the Tenant has exercised such option) equals or exceeds the out-of-pocket expenses or judgments, if any, that Tenant then seeks to recover against Landlord. Landlord's right to allow a deduction or offset, as provided above, shall be exercisable in Landlord's sole discretion and, upon such exercise, the limits of liability in the first sentence of this Section
15.8 shall apply notwithstanding encumbrances on the Hotel.

                                   ARTICLE 16
                            SUBORDINATION, ESTOPPEL

         16.1 Subordination. The Lease is and will be subordinate to any encumbrance now of record and any encumbrance recorded after the date of this Lease affecting the Premises and Hotel, subject to any written agreement that provides that if Tenant is not in default under this Lease, Tenant will not be disturbed in its peaceful enjoyment of the Premises pursuant to the provisions of this Lease.

         16.2 Attornment. Provided the successor executes a non-disturbance agreement reasonably approved by Tenant, Tenant will attorn to the successor in interest of Landlord following any transfer of such interest, either voluntarily or by operation of law, and recognize such successor as Landlord under this Lease. If, however, any lender elects to have the Lease prior to its encumbrance, the Lease will be deemed prior in lien to such encumbrance.

         16.3 Documentation. Tenant will execute the written agreement and any other documents required by the encumbrancer to accomplish the purposes of Sections 16.1 and 16.2.

         16.4 Successor Liability. Notwithstanding any other provision in this Lease, if any lender or its successor in title succeeds to the interest of Landlord under this Lease, the liability of such lender or successor will exist only for matters relating to the duration it is the owner of any interest in the Premises or is tenant under the Ground Lease.

         16.5 Estoppel Certificates. Each party, within twenty (20) days after notice from the other party, will execute and deliver to the other party, or such other addressee as the other party may designate, a statement certifying that the Lease is unmodified and in full force and effect, or in full force and effect as modified and stating the modifications, and certifying as to such other matters relating to the Lease and in such form, as the party may reasonably request. Any such statement may be relied upon by any lender, purchaser, or other interested party, other than the party requesting same.

         16.6 Quitclaim Deed. Tenant will execute in recordable form and deliver to Landlord on the termination of this Lease, promptly after Landlord's presentation, a quitclaim deed to the Premises designating Landlord as transferee.

                                   ARTICLE 17

                                  ARBITRATION

         17.1 Submission to Arbitration. Any disputes which arise between Landlord and Tenant under this Lease as to any matter concerning the granting or withholding of an approval or consent by a party (including, without limitation, any matter involving a party's discretion), or any matter in which the only issue is whether a party has complied with a non-monetary covenant or condition of this Lease and does not involve a claim of monetary damages (other than reasonable out-of-pocket expenses arising out of the cure of a non-monetary default), shall be subject to final, binding arbitration upon written request by either party in accordance with this Article 17. The dispute will be submitted before the American Arbitration Association ("AAA") within thirty (30) days after the requesting notice in accordance with the Commercial Rules of the AAA as modified by this Article; a decision will be issued within thirty (30) days after the close of the record; and judgment upon the award may be entered in any court having jurisdiction over the judgment. The substantive law of the state where the Premises are located will be applied by the arbitrator, and this requirement will be deemed jurisdictional. This arbitration provision will be deemed self-executing. If either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party notwith-standing such failure to appear. Following any determination that a party has failed to comply with a non-monetary covenant, the other party may pursue any remedies provided in this Lease or at law or in equity.

         17.2 Selection of Arbitrator. If the parties disagree on the choice for an arbitrator, the parties will jointly request the AAA to furnish a list of five available attorneys, businessmen, or both, experienced generally in commercial matters. After receipt of such list and an opportunity to consider the names, each party may designate in writing to the AAA not more than two names to be eliminated from the selection process. If more than one name remains after such eliminations are made, the selection of the arbitrator will be made by lot from the remaining names.

         17.3 Location. If either party makes demand upon the other for arbitration, the arbitration will be conducted at the AAA offices in the city nearest to the Premises in which the AAA maintains an office. The parties may mutually agree to another location.

         17.4 Costs. The expenses, wages, and other compensation of any witnesses called before the arbitrator will be borne by the party calling the witnesses. Other expenses incurred, including wages of participants, and preparation of briefs and data to be presented to the arbitrator, will be borne separately by the respective parties. The fee for the arbitration, the arbitrator's fees and expenses, the cost of any hearing room, and the cost of a shorthand or similar reporter and the original transcript will be borne by Landlord and Tenant equally.

                                   ARTICLE 18

                 SALE, RIGHT OF FIRST REFUSAL, WORKING CAPITAL

         18.1 Right of First Refusal. Notwithstanding any other term or provision of this Lease, in the event that during the Lease term, Tenant receives a bona fide offer (which it intends to accept) to acquire Tenant's interest in the restaurants operated on the Premises (and no other assets or interests of Tenant), or Landlord receives a bona fide offer (which it intends to accept) to acquire Landlord's interest in the Hotel, then the party receiving the offer ("Offering Party") shall submit such offer ("Bona Fide offer") to the other party. The other party shall have a period of twenty (20) business days in which to accept the Bona Fide Offer submitted by the Offering Party. If the other party so accepts the Bona Fide Offer, then the Offering Party shall sell the offered interest to the other party at a price and in accordance with the terms and provisions set forth in the Bona Fide Offer. If the other party rejects the Bona Fide Offer or fails to respond to the Offering Party within the aforesaid twenty (20) business day period, then the Offering Party shall be free to transfer the offered interest to the third party originally submitting the Bona Fide Offer in accordance with the terms and provisions thereof, provided that such transfer is consummated within one Hundred Eighty (180) days following the end of the aforesaid twenty (20) day period. If the Offering Party does not consummate a transaction pursuant to the Bona Fide Offer on substantially the same terms (with no more than a five percent (5%) reduction in the purchase price), within the aforesaid One Hundred Eighty (180) days, then any contemplated transfer thereafter shall be subject to the terms and provisions of this Section 18.1. In the event Landlord rejects any offer from Tenant pursuant to this Section 18.1, Tenant's right thereafter to transfer any interest in the Premises to a third party shall nevertheless be subject to the terms and provisions of Article 12 above.

         18.2 Working Capital Reserves. Commencing with the Commencement Date, Tenant shall commit or make available, as the case may be, in connection with the restaurants in the Premises and all of the food and beverage services contemplated under the Food Service Operations Agreement, (i) not less than One Hundred Fifty Thousand Dollars ($150,000) for pre-opening costs and expenses,
(ii) not less than One Hundred Thousand Dollars ($100,000) for inventories, and
(iii) not less than Four Hundred Thousand Dollars ($400,000) as working capital to cover any operating deficits in the restaurants and the food and beverage operations for the Hotel until Tenant's business at the Premises has been profitable for a calendar quarter.

         18.3 Hotel Sale Proceeds. If Landlord, at any time during the Lease Term, hypothecates, encumbers, sells or agrees to sell or transfer all or any portion of its interest in the Hotel to any party other than Tenant, or of the Hotel is condemned, all proceeds shall be disbursed as provided below and thereafter Tenant shall be entitled to receive an amount equal to 5.3% of either the Net Financing Proceeds or the Net Sale Proceeds (both as defined below), as received by Landlord or any affiliate of Landlord in connection with such transaction. "Net Financing Proceeds" shall mean the gross cash proceeds received from a mortgage, deed of trust, or other encumbrance placed against the Hotel, less (a) all amounts required to pay any and all encumbrances permitted under Section 902 of the Ground Lease that do not require the consent of the Lessor under the Ground Lease or encumbrances the proceeds of which were used to reduce the amounts of
(a) through (d) hereof or the net proceeds from which Tenant received a share as provided herein, (b) the sum of $1,350,000 plus interest at the rate of twelve percent (12%) per annum from February 28, 1991, minus any previous distributions, to the partners of Landlord, (c) all amounts due to the Agency pursuant to the Ground Lease, (d) all commissions, fees and other costs of the financing, and (e) to Tenant the sum of (i) $1,000,000, reduced by $250,000 on each anniversary of the Effective Date of this Lease, plus interest at the rate of twelve percent (12%) per annum from the date Tenant has expended $1,000,000 on Tenant's Initial Work (minus any previous distributions to Tenant on account of this item (e)(i)), and (ii) $550,000 minus the product of one and one-half percent (1 1/2%) times the Gross Sales from the Commencement Date to the date of such financing or sale ("Tenant's Preferred Return"). "Net Sales Proceeds" shall mean the gross cash proceeds (or the cash equivalent of any property) received from a sale or transfer of an interest in the Hotel, less (a) all amounts required to pay any and all encumbrances permitted under Section 902 of the Ground Lease that do not require the consent of the Lessor under the Ground Lease, or encumbrances the proceeds of which were used to reduce the amounts of
(a) through (d) hereof or from which Tenant has received a share of Net Financing Proceeds, (b) the sum of $1,350,000 plus interest at the rate of twelve percent (12%) per annum from February 28, 1991, minus any previous distributions, to the partners of Landlord, (c) all amounts due to the Agency pursuant to the Ground Lease, (d) all commissions and other costs of the sale, and (e) to Tenant, Tenant's Preferred Return. In the event that there is more than one financing or a sale of partial interests, this provision shall apply to each such financing and/or sale on a cumulative basis.

         In the event of a financing or sale of the Hotel by Landlord, the proceeds of any such financing or sales shall be disbursed in accordance with the priority established in the foregoing definitions. In the event that Tenant receives the Tenant's Preferred Return, then the Minimum Rent shall be as provided in Section 4.2 above, irrespective of the then cumulative amount of Gross Sales to date, commencing in the first calendar month following the closing of such financing or sale, and the Percentage Rent provided for in
Section 4.3 above shall, commencing in the first calendar month following the closing of such financing or sale, be increased to five percent (5%) irrespective of the then cumulative amount of Gross Sales.

         18.4 Sale of Premises. If Landlord sells or otherwise transfers all of its interest in the Premises, excluding a transfer for security purposes only, Landlord will be relieved of all liability accruing after the consummation of the transfer under the Lease on the part of Landlord for acts, occurrences, or omissions which occur after the consummation of the transfer if the transferee has assumed in writing, for the benefit of Tenant, Landlord's obligations under the Lease. The foregoing limitations shall apply only in the event that the Landlord has not placed, or suffered to be placed upon the Hotel parcel or Landlord's leasehold estate in the Ground Lease, any lien or other encumbrance except as allowed under Section 902 of the Ground Lease without the Ground Lessor's approval. In the event Landlord places or allows an encumbrance to be placed upon the Hotel parcel or Landlord's leasehold estate in the Ground Lease that would otherwise invalidate the limitations in this Section 18.4, Landlord may nevertheless be relieved of liability as provided above if at the time of Landlord's agreement to such encumbrance, Landlord agrees to permit Tenant to deduct and set off any out-of-pocket expenses or judgments resulting from a breach by Landlord of its obligations under this Lease against rent otherwise due under this Lease, despite the prohibition against such a deduction or offset found in Sections
4.2 and 4.3 of this Lease; provided, however, that Landlord's right to so agree to the deduction and offset will be effective only if the minimum Rent thereafter due under the remaining term of the Lease (or an option if the Tenant has exercised such option) equals or exceeds the out-of-pocket expenses or judgments, if any, that Tenant then seeks to recover against Landlord.

         18.5 Surrender of Premises. Upon termination of this Lease, Tenant will surrender the Premises to Landlord in good and clean condition, ordinary wear and tear and damage not required to be repaired excepted. Tenant will remove all of its furnishings, trade fixtures, and other personal property and, if applicable, those Alterations designated to be removed by Landlord pursuant to Section 6.4, and may remove or reasonably alter or obliterate evidence of its trademarks and distinctive trade dress. Tenant will correct any damage arising from its removal activity.

         18.6 Holding over. Any holding over after the termination of this Lease without Landlord's consent will be construed as a tenancy from month-to-month at the rents specified in this Lease plus twenty-five percent (25%) of the Minimum Rent and otherwise upon the terms and conditions specified in the Lease, so far as applicable. The foregoing sentence will not be construed as Landlord's consent for Tenant to hold over.

                                   ARTICLE 19
                            INTEGRATION OF AGREEMENT

         19.1 Entire Agreement. This Lease constitutes the entire agreement between the parties on the subject matter of this Lease and supersedes any prior negotiation, understanding, representation, or agreement.

         19.2 Amendment. This Lease may not be amended orally, but may be amended only by a written instrument signed by both parties.

                                   ARTICLE 20

                              HAZARDOUS SUBSTANCES

         20.1    Tenant shall not cause or permit the following to occur:

         (a) Any violation of any federal, state, or local law, ordinance or regulation now or hereafter enacted, related to environmental conditions on, under, or about the Premises, or arising, from Tenant's use or occupancy of the Premises, including, but not limited to, soil and ground water conditions; or

         (b) Any violation of any federal, state, or local law, ordinance or regulation now or hereafter enacted, relating to the use, generation, release, manufacture, refining, production, processing, storage or disposal of any hazardous substances, petroleum products and other petrochemicals, asbestos, polychlorin-ated biphenyls, or any other hazardous or toxic materials or waste (hereinafter collectively referred to as "Hazardous Substances") on, under, or about the Premises, or the transportation to or from the Premises of any Hazardous Substances.

       Tenant shall, at Tenant's sole cost and expense, comply with all laws, ordinances and regulations regulating the use, generation, storage, transportation, or disposal of Hazardous Substances ("Laws"). Tenant shall, at Tenant's own expense, make all submissions to, provide all information required by, and comply with all requirements of all governmental authorities ("Authorities") under the Laws. Should any Authorities or any third party demand that a cleanup plan be prepared and that a cleanup be undertaken because of any deposit, spill, discharge or other release of Hazardous Substances that occurs during the term of this Lease, at or from the Premises, or which arises at any time from Tenant's use or occupancy of the Premises, then Tenant shall, at Tenant's sole cost and expense, prepare and submit the required plans and all related bonds and other financial assurances; and Tenant shall carry out all such cleanup plans at Tenant's sole cost and expense.

         Tenant shall promptly provide all information regarding the use, generation, storage, transportation or disposal of Hazardous Substances that Tenant intends to use. If Tenant fails to fulfill any duty imposed under this
Article 20 within a reasonable time, Landlord may do so; and in such case, Tenant shall cooperate with Landlord in order to prepare all documents Landlord deems necessary or appropriate to determine the applicability of the Laws to the Premises and Tenant's use thereof, and of compliance therewith, and

Tenant shall execute all documents promptly upon Landlord's request. No such action by Landlord and no attempt made by Landlord to mitigate damages under any Laws shall constitute a waiver of any of Tenant's obligations under this
Article 20.

         Tenant shall indemnify, defend, and hold harmless Landlord, the manager of the property, and their respective officers, directors, beneficiaries, shareholders, partners, agents and employees from any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements and expenses of any kind or of any nature whatsoever (including, without limitation,, attorneys and experts fees and disbursements) which may at any time be imposed upon, incurred by or asserted or warranted against Landlord arising from or out of any deposit, spill, discharge, or other release of Hazardous Substances that occurs during the term of this Lease, at or from the Premises, or which arises at any time from Tenant's use or occupancy of the Premises, or from Tenant's failure to provide all information, make all submissions, and take all steps required by all Authorities under the Laws and all other environmental laws, unless such discharge was caused by Landlord or the act or omission of an agent or representative of Landlord. Tenant's obligations and liabilities under this Article 20 shall survive the expiration or sooner termination of this Lease.

                                   ARTICLE 21

                                 MISCELLANEOUS

         21.1 Limitation on Other Restaurants. During the term of this Lease, Tenant, or any subsidiary of Tenant shall not own, operate or manage any full service restaurant for or on behalf of itself, or a subsidiary of Tenant, within a three (3) mile radius of the Hotel if such restaurant uses in its trade name "Il Fornaio." Nothing herein shall prevent Tenant from operating a cafe or Veloce-style business within such restricted area.

         21.2 Notices. Any notice, request, or other communication required or permitted by this Lease will be in writing and will be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested), delivered by national overnight delivery courier, or sent by facsimile or similar transmission which is confirmed by mail or the recipient, addressed as follows:


To Landlord:                              ___________________________________

                                          ___________________________________

                                          ___________________________________

                                          Attention:_________________________

                                      FAX:___________________________________

To Tenant:                                ___________________________________

                                          ___________________________________

                                          Attention:_________________________

                                      FAX:___________________________________
with copy to:                              __________________________________

                                           __________________________________

                                           __________________________________

                                      FAX: __________________________________

and:                                       __________________________________

                                           __________________________________

                                           __________________________________

                                      FAX: __________________________________


Service by registered or certified mail will be deemed given three business days after mailing absent proof of sooner delivery. Service by national overnight delivery courier will be deemed given the next business day. Either party, by written notice, may change the place or places for future notices. Each recipient must have a street address for notice purposes.

        21.3      Construction and Interpretation.

                 (a) Governing Law. This Lease is to be construed in accordance with the laws of the state within which the Premises are located.

                 (b) Captions. Exhibits. The titles and subtitles of the various articles and sections of this Lease are inserted for convenience and will not be deemed to affect the meaning or construction of this Lease in any way. The Exhibits are made part of this Lease by the respective references to them.

                 (c) Plain Meaning. Unless defined otherwise, the words used in this Lease will be construed according to their plain meaning in the English language. The language used in this Lease will not be interpreted strictly for or against either party. The word will is used as a command. The word including is used in a nonexclusive sense. The word law includes federal, state, and local constitutions, statutes, orders, writs, injunction, decrees, ordinances, requirements, laws, rules and regulations. The word termination is used in an all inclusive sense, that is, it includes the concepts of the expiration of this Lease by lapse of time, rescission, and ending by reason of default. The word transfer is used in an all inclusive sense, that is, it includes each and every manner of disposing of any interest in or rights, privileges, or obligations under any part of this Lease, including any sale, gift, or assignment. The word notice means notices, request demands, and other communications and includes all payments to be made and all materials to be submitted for review or approval and all approvals or disapprovals. The term rent means Minimum Rent, Percentage Rent and all other sums required to be paid by Tenant pursuant to the terms of this Lease. The term representative means officers, directors, partners, employees, agents, and authorized contractors of a party when acting in such capacity.

                 (d) Conflicting Construction. If any provision of this Lease is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision will have the meaning that renders it valid.

                 (e) Singular and Plural, Gender. The singular includes the plural and vice versa, and the masculine includes the feminine and neuter, whenever the context so requires.

         21.4 Time of Essence. Time is of the essence of each provision of this Lease.

         21.5 Severability. Nothing in this Lease will be construed as requiring the commission of any act contrary to law. If there is any conflict between any provision of this Lease and any present or future law, such provision will be limited only to the extent necessary to bring it within the requirement of the law. If any part of this Lease is held to be indefinite, invalid, or otherwise unenforceable, the balance of this Lease will continue in full force and effect. This Lease will be valid and enforceable and the parties agree to be bound by and perform it.

         21.6 Effect of Waiver. The failure of either party to exercise any power reserved to it by this Lease or to insist on strict compliance by the other party with any obligation or condition under the Lease, and no custom or practice of the parties at variance with the terms of the Lease, will constitute a waiver of the party's right to demand exact compliance thereafter with each term of this Lease. Waiver by either party of any default by the other will not affect or impair the waiving party's rights with respect to any other default of a like, similar, or different nature. Any delay, forbearance, or omission of a party to exercise any power or right arising out of any default by the other of any provision of this Lease will not affect or impair the party's rights to declare any subsequent default and to terminate this Lease.

         21.7 Counterparts. This Lease may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

         21.8 Brokers. Each party represents and warrants that it has not dealt with or taken any other action with any party in a manner so as to give rise to any valid claim against either party for a broker's commission or finder's fee in connection with the execution of this Lease. Each of the party's will defend, indemnify, and hold the other harmless from and against all liabilities from any other claims for broker's commissions or finder's fees arising out of its breach of the foregoing representation and warranty.

         21.9 Attorneys' Fees. If any action or proceeding is necessary to enforce the provisions of this Lease, including any claim or demand or declaratory relief action to interpret this Lease, the prevailing party will be entitled to reasonable attorneys' fees, costs, and necessary disbursements, as may be fixed by the court having jurisdiction over the matter, in addition to any other relief to which it may otherwise be entitled.

         21.10 Force Majeure. Except for payment obligations imposed pursuant to this Lease, if there is any prevention, delay, or stoppage of an act required of a party pursuant to this Lease because of strikes, lockouts, other labor disputes, material shortages, embargoes, civil unrest, governmental regulations, governmental controls, enemy or hostile governmental action, judicial order, public emergency, fire, earthquake, other Acts of God, and other causes beyond the reasonable control of the party obligated to perform, performance of the act will be excused for the period of the delay.

         21.11 Consent. Whenever the consent or approval of either party is required pursuant to this Lease, such consent or approval will not be unreasonably withheld or delayed. The failure to respond to a request for consent or approval within the time period specified within this Lease or, if none is specified, fifteen (15) days after the requesting notice, will be deemed to be consent or approval of the request.

         21.12 Relationship of Parties. This Lease, including the method of computing rent, is not intended to create any relationship of partnership, joint venture, principal-and-agent, or otherwise than the relationship of landlord and tenant.

         21.13 Successors. This Lease will be binding on and inure to the benefit of the parties and their successors and assigns, subject to the restrictions as to assignment pursuant to this Lease.

         21.14 No Merger. The surrender of this Lease by Tenant, the mutual cancellation of this Lease by agreement, or the termination of this Lease on account of Tenant's default, will not work a merger and will, at Landlord's option, terminate any subtenancies or operate as an assignment of any such subtenancies to Landlord.

         21.15 Nondiscrimination. Tenant herein covenants by and for itself, its heirs, executors, administrators and assigns, and all persons claiming under or through it, and this Lease is made and accepted upon and subject to the following conditions:

That there shall be no discrimination against or segregation of any person or group of persons on account of race, color, creed, religion, sex, marital status, age, handicap, ancestry or national origin in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Premises, nor shall the Tenant itself, or any person claiming under or through it, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, sublessees, subtenants or vendees in the Premises.

         21.16 Memorandum of Lease. The parties shall execute a memorandum of lease in recordable form upon the execution of this Lease.

         21.17 Parking. Landlord shall, either directly or through MHG, provide parking for employees, patrons and guests of Tenant in the adjacent parking structure and/or the convention center as provided in Section 11 of the Food Service Operations Agreement.

         21.18 Submission. The submission of this document for consideration does not vest legal rights in either party. This document will become effective as of the Effective Date only after mutual execution and delivery of this document to each party.

       The undersigned parties have caused this Agreement to be signed on the respective dates set forth below.


LANDLORD:  HOTEL SAINTE CLAIRE         TENANT:  IL FORNAIO (AMERICA)
           PARTNERS, L.P., a                    CORPORATION
           California Limited
           Partnership



By:  Manco Investment, a
     California Corporation


By: /s/ Manouchehr Mobedshahi            By:  /s/ Laurence B. Mindel
   ------------------------------            --------------------------------
   Manouchehr Mobedshahi                     Laurence B. Mindel
   President                                 Chairman of the Board

Date 11/21/1991                           Date 11/21/1991
    -----------------------------             -------------------------------

                                   EXHIBIT A

                   [Floor plan of main Kitchen and Restaurant.]

                                  Exhibit A-1

                           Floor Plan of Roof Garden

                                   Exhibit A2

                                 (page 1 of 2)

                            Floor Plan of Il Fornaio
                                 Basement Area.

                                  Exhibit A-2

                                 (page 2 of 2)

                          [Floor Plan of Second Floor,
                          identifying pantry, banquet
                           storage and sales office.]

                                  EXHIBIT "B"

                              CONFIRMATION OF TERM
         This Confirmation of Term, dated for reference purposes
_________________________ 19___, is by and between ___________________________
("Landlord") and _________________________ ("Tenant").

         1. Landlord and Tenant have entered into a lease dated _____________________, 19__ ("Lease") for the Premises (as defined in
Section 2.1 of the Lease) commonly known as ________________________________.

         2. Commencement Date (as defined in Section 3.1 of the Lease) is _____________________, 19__, and the Primary Term (as defined in Section 3.2 of the Lease) expires on __________________________.

         3. Tenant has 2 options to extend the Primary Term of the Lease for two (2) consecutive, five (5) year periods.

         Landlord and Tenant have executed this Confirmation of Term as of the respective dates set forth below.

LANDLORD:________________________       TENANT:___________________________

_________________________________       __________________________________

By_______________________________       By________________________________

Its______________________________       Its_______________________________

Date_____________________________       Date______________________________

                                  EXHIBIT "C"

                              INITIAL CONSTRUCTION

1.       CONSTRUCTION.

         1.1 Landlord. Landlord shall, at its sole cost and expense, and except for the items which are included within Tenant's Work (as described in Section 1.2 below), carry out the work of renovation of the Hotel in accordance with the plans and specifications as approved by the Agency pursuant to the Ground Lease, including Section 216 of the DDA with Agency ("Landlord's Work"). The items set forth in Exhibit C-1 are those items within the Premises which are included within Landlord's Work.

         1.2 By Tenant. Except for those items in Exhibit C-1 that are part of Landlord's Work, Tenant shall carry out all work of improvement necessary to construct within the Premises a fully fixturized, furnished and equipped Ground Floor Restaurant and the Roof Top Restaurant, which restaurants shall be constructed in compliance with the First Class Standard and in accordance with plans and specifications which have been reviewed and approved by Landlord ("Tenant's Work"). Tenant's Work as it relates to all portions of the Premises, excluding the Roof Top Restaurant, is referred to as the "Tenant's Initial Work."

2.       COST OF CONSTRUCTION

         2.1     Landlord's Contribution.

                 (a)      Tenant's Initial Work.  Landlord will be responsible
in the manner provided below, but not otherwise, for        *
                                              of Tenant's cost of construction
of the Tenant's Initial Work ("Landlord's Initial Contribution") . Landlord's Initial Contribution shall be available

* Confidential Treatment Requested
for Tenant's Initial Work in the manner provided in the Disbursement Agreement (defined below).

                 (b) Roof Top Restaurant. Landlord will be responsible in the manner provided below, but not otherwise, for [*] of Tenant's cost of construction of the Roof Top Restaurant ("Landlord's Roof Top Contribution").

                    2.2 Included Costs of Construction. As used in this Lease, "cost of construction" for Tenant's Initial Work shall include the following:

                    (a) The actual direct construction costs for labor and materials to Tenant for the building of Tenant's Work;

                    (b) Plans and specifications (including reproduction costs), fees, permits, licenses, inspection fees, plan check fees and certificates required for the improvements by any governmental authority; architects', engineers', surveyors' and consultants' fees and expenses; the cost to install and hook up all utilities to serve Tenant's Work; and

                    (c) Costs for all of Tenant's Fixtures, Furnishings & Equipment ("FF&E") included within Tenant's Work.

         2.3 Excluded Costs of Construction. Landlord shall purchase and install an elevator to the Roof Garden as part of Landlord's Work. Cost of construction for the purpose of this Lease will not include any other items paid or incurred by Tenant which will be the sole responsibility and expense of Tenant, including the following: any costs of financing Tenant's share of the cost of construction, attorneys' fees, or any amounts attributable to the work to be performed by Landlord under Section 1.1 above.


*Confidential Treatment Requested

3.     PLANS AND SPECIFICATIONS.

         3.1 Plans and Specifications for Tenant's Initial Work. The Tenant's Initial Work shall be carried out in accordance with plans and specifications prepared by Tenant's architect, which plans and specifications are subject to review and approval by Landlord and the Agency (in accordance with the DDA).

         3.2 Plans and Specifications for Roof Top Restaurant. Plans and specifications for the Roof Top Restaurant shall be prepared by Tenant's architect, which plans and specifications are subject to the review and approval by Landlord and the Agency. Tenant shall prepare the plans and specifications for the Roof Top Restaurant and submit the same to Landlord and the Agency for review and approval not later than six (6) months following the opening date of the Ground Floor Restaurant. Tenant's costs and expenses incurred in connection with preparation of the plans and specifications for the Roof Top Restaurant shall be a credit to Tenant's Roof Top Contribution.

         3.3 Change Orders. Tenant will be entitled, subject to Landlord's approval to the extent that the cost of the change will exceed $25,000, to make such changes as it may reasonably desire in the plans and specifications for Tenant's Work, but the cost of construction will be adjusted to reflect such changes by, as applicable, adding the cost of all such changes and by deducting any appropriate credits; provided, however, that any resulting increase in the cost of construction shall not increase Landlord's Contribution.

4.       COURSE OF CONSTRUCTION

         4.1 Time for Completion for Tenant's Initial Work. Tenant will use its best efforts to cause construction to be commenced by Tenant's general contractor (which contractor shall be previously approved by Landlord) by a date ("Construction Commencement Date") that will enable final completion of the Tenant's Initial Work, fixturization, and opening for business by not later than October 1, 1992, and, following the commencement of such construction, will at all times continuously cause the construction to be prosecuted to final completion with all due diligence. Notwithstanding the preceding sentence to the contrary, if Tenant is unable to cause construction to be completed for opening of business by October 1 1992 due to causes beyond the reasonable control of Tenant, Tenant shall at all times continue to cause such construction to be prosecuted to final completion with all due diligence and otherwise in strict compliance with this Agreement.

         4.2 Time for Completion of Roof Top Restaurant. Tenant shall use its best efforts to cause construction of the Roof Top Restaurant to be commenced by a date that will enable the final completion of the Roof Top Restaurant, fixturization, and opening f or business not later than twelve (12) months following the opening of the Ground Floor Restaurant and, following the commencement of such construction, will at all times continuously cause such construction to be prosecuted to final completion with all due diligence.

         4.3 Permits and Approvals. Tenant will be responsible, at its sole cost and expense, for obtaining all governmental approvals of the plans and specifications to the full extent necessary for the issuance of a building permit for the improvements based upon such plans and specifications. The actual cost of issuance of such building permit will be included in the "cost of construction" as defined in Section 2.2 above.
Upon request of Tenant, Landlord will join, without cost or liability to Landlord, in any and all applications for the building permit. Thereafter, Tenant will also cause to be obtained all other necessary approvals and permits from all governmental agencies having authority over the construction and installation of the improvements in accordance with the approved plans and specifications, and will undertake all things necessary to ensure that the construction of the improvements is accomplished in strict compliance with all laws applicable to such construction and the requirements and standards of any insurance carrier who will provide insurance coverage on the Premises pursuant to the Lease. Tenant shall also be responsible, at its sole cost and expense, to assure that Tenant's Work is designed, developed and constructed in accordance with the terms and provisions of the Ground Lease with the Agency. Tenant shall also be responsible, at its sole cost and expense, for obtaining any and all other permits and licenses (including any conditional use permits and any on-sale liquor licenses) which are or may be necessary-in connection with the operation of a food and beverage service in the Premises.

         4.4 Workmanship. All work will be done in a good and workmanlike manner with appropriate materials and in strict accordance with the approved plans and specifications.

         4.5 Inspections by Landlord. Landlord, through its agents and/or architect, will have the right to inspect the construction work to be conducted by Tenant during its progress. If Landlord gives notice of faulty construction or any other material deviation from the plans and specifications, Tenant will cause its contractors or subcontractors to make corrections promptly. However, neither this privilege granted to Landlord to make such inspections, nor the making of such inspections by Landlord, will operate as a waiver of any right of Landlord to require good and workmanlike construction and improvements erected in accordance with the plans and specifications.

         4.6 Temporary Signs. Subject to the Ground Lease and any applicable governmental requirements, Tenant may install temporary advertising signs prior to or during the course of construction and will remove them within a reasonable time after the installation of Tenant's permanent signs. All signs are subject to approval of Landlord prior to installations.

         4.7 Fixturization by Tenant. Tenant will promptly, upon substantial completion of the Tenant's Initial Work and the Roof Top Restaurant, at Tenant's sole cost and expense, install in and affix to the completed areas such furnishings, fixtures, equipment, and signs as Tenant may deem desirable. All such furnishings, fixtures, equipment, and signs, including additions and replacements, will be and remain the sole property of Tenant and not subject to any lien or encumbrance which may be placed upon the Premises by Landlord, even if such property is attached to the realty, and may be removed by Tenant at any time. This Lease does not grant a contractual lien or any other security interest to Landlord with respect to Tenant's property. Landlord agrees from time to time during the term, upon written request from Tenant, to execute and deliver any instrument, release, or other document that may be required by any equipment supplier or vendor whereby Landlord waives and/or releases any rights it may have or acquire with respect to any equipment or trade fixtures which may be affixed to the Premises and agrees that the same do not constitute realty regardless of the manner some are attached.

5.       COMPLETION OF CONSTRUCTION

         5.1 Substantial Completion. "Substantial completion" means with respect to Tenant's Work, that all construction in accordance with the plans and specifications approved by Landlord and the Agency have been completed so as to make the Premises ready for the installation of FF&E, subject to punch list items.

         5.2 Final Completion. Upon final completion of Tenant's Work in good condition and repair, Tenant will furnish (a) a final certificate executed by Tenant's architect or engineer certifying the final completion of the entire work of improvement, and (b) a certificate of occupancy or its equivalent providing that the Premises can be occupied lawfully by Tenant for the purposes set forth in the Lease. "Final completion" means, as to Tenant's Work, that the entire work of improvement has been fully completed in accordance with the plans and specifications approved by Landlord and the Agency.

6.     FINANCING CONSTRUCTION OF THE IMPROVEMENTS.

         6.1     Funding Contributions; Disbursements.

         (a) Tenant's Initial Work. Upon the Effective Date of this Lease, Landlord shall cause the funding of Landlord's Initial Contribution so that such contribution will be available and ready for distribution to Tenant in connection with Tenant's Initial Work at the time and in the manner provided in the Disbursement Agreement. Tenant acknowledges that Landlord may fund Landlord's Initial Contribution from funds advanced by the Agency pursuant to the DDA. Upon the removal of all conditions set forth in Section 3.5 of the Lease, Tenant shall provide to the Agency Tenant's Financial Confirmations (as defined below) and, upon the commencement of construction of the Tenant's Initial Work, Tenant shall be obligated to, in a prompt and timely manner, pay all costs of construction related to such work. At such time as Tenant has expended one Million Five Hundred Fifty Thousand Dollars ($1,550,000) in connection with costs of construction for the Tenant's Initial Work, Tenant shall provide an appropriate verification thereof to Landlord and the Agency. Tenant shall be thereafter entitled to submit draw requests for Landlord's Initial Contribution, which requests will be made and paid pursuant to the Disbursement Agreement.

         (b) Roof Top Restaurant. Upon the commencement of construction of the Roof Top Restaurant, Landlord shall deposit Landlord's Roof Top contribution into a joint account or accounts established pursuant to the Disbursement Agreement for the funding of construction costs of the Roof Top Restaurant. Likewise, upon the commencement of construction of the Roof Top Restaurant, the amount, if any, of Landlord's Initial Contribution that remains undisbursed according to the Disbursement Agreement after the completion of Tenant's Initial Work may be used for the funding of construction costs of the Roof Top Restaurant.

         6.2 Tenant's Financial Confirmations. Upon the removal of all conditions set forth in Section 3.5 of the Lease (the "Conditions"), Tenant shall provide to Landlord and the Agency the following items (collectively, "Tenant's Financial Confirmations");

                 (a) Confirmation from Security Pacific Bank that Tenant has an established and available line of credit to fund construction costs for the Tenant's Initial Work in an amount not less than One Million Five Hundred Fifty Thousand Dollars ($1,550,000);

                 (b) The audited financial statements of Tenant for its fiscal year ended May 31, 1991;

                 (c) A letter of credit from Security Pacific Bank showing the Agency as beneficiary in the amount of One Million Five Hundred Fifty Thousand Dollars ($1,550,000) ("Tenant's Letter of Credit"), which letter of credit shall: (i) be irrevocable and stand-by for a period of not less than one year following the commencement of construction of the Tenant's Initial Work; (ii) provide for the right on the part of the Agency to draw upon the letter of credit on October 1, 1992, of the difference between One Million Five Hundred Fifty Thousand Dollars ($1,550,000) and amounts actually expended by Tenant in connection with the Tenant's Initial work; (iii) provide that the balance of the face amount of the letter of credit will decline in accordance with funds expended by Tenant pursuant to 6.1(a) above. The cost of the Letter of Credit shall be paid by Landlord.

                 (d) Landlord agrees that the Letter of Credit may be amended monthly as Tenant completes Tenant's Initial Work. Upon the submission by Tenant to Landlord of evidence of the payment by Tenant for such work (in the form required by the Disbursement Agreement) , Landlord shall execute an amendment to the Letter of Credit reducing the amount of the Letter of Credit by the amount paid by Tenant.

         6.3 Landlord's Financial confirmations. Upon the Effective Date, Landlord shall provide to Tenant either of the following items ("Landlord's Financial Confirmations");

                 (a) The personal guaranty of Manou Mobedshahi in a form reasonably acceptable to Tenant for Landlord's Roof Top Contribution; or

                 (b) A letter of credit from Security Pacific Bank or an equivalent national bank reasonably acceptable to Tenant showing the Tenant as beneficiary in the amount of Two Hundred Eighty Thousand Dollars ($280,000), which letter of credit shall: (i) be irrevocable and stand-by for a period of not less than one year following the commencement of construction of the Roof Top Restaurant; (ii) provide for the right on the part of the Tenant to draw upon the letter of credit in the event Landlord does not make the deposit required by Section 6.2(b) above; and (iii) provide that any funds drawn on the letter of credit be paid into the appropriate account established in the Disbursement Agreement.

         6.4 Compliance with Disbursement Agreement. Tenant will timely comply with the requirements of the Agency for the funding of amounts pursuant to the Disbursement Agreement, such as submittal of draw requests approved by appropriate architects and engineers, certificates of Tenant's contractor as to amounts due and payment of subcontractors and materialmen, title insurance date downs, conditional lien releases during the course of construction and unconditional lien waivers upon final completion.

         6.5 Financing of Construction by Tenant and Tenant Responsibility for all Costs of Constructing the Improvements in Excess of Landlord's Contribution. Except as provided in Section 1.1 and 2.1 above, Tenant will be responsible, at Tenant's sole cost and expense, for the full cost of constructing Tenant's Work. By reason of the foregoing, Tenant shall be responsible for all costs of construction (together with those costs which, as provided in Section 2.3 above, are not regarded as "costs of construction") associated with the Tenant's Initial Work which are in excess of the Two Million Four Hundred Thirty-Two Thousand Dollars ($2,432,000) and, further, Tenant shall be responsible for all costs of construction (together with those costs which, as provided in Section 2.3 above are not regarded as "costs of construction") relating to the Roof Top Restaurant which are in excess of the amount funded as provided in Section 6.1 (b) above. Tenant will have no authority, express or implied, to create or place any lien or encumbrance, of any kind or nature whatsoever, upon, or in any manner to bind the interest of Landlord in the Premises or to change the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Rather, each such claim will affect and each such lien will attach to, if at all, only the leasehold interest granted to Tenant by this Lease and will be inferior and subject to the rights, titles, and interests of Landlord. Any right or authority given to Tenant in accordance with any of the provisions of this instrument to erect or cause to be erected, the improvements on the Premises, or to make any alterations or repairs to the improvements, will not constitute an express or implied agency in Tenant to bind Landlord's interest in any way. Tenant will pay or cause to be paid all sums legally due and payable by it, or in the alternative post a bond, on account of any labor performed on the Premises on which any lien is or can validly and legally be asserted against its leasehold interest in the Premises or the improvements and that it will save Landlord harmless from any and all asserted claims or liens against the leasehold estate or against the rights, titles, and interests of Landlord in the Premises or under the terms of this Lease which are created by, under, or through Tenant. Notwithstanding the foregoing or anything to the contrary herein, the improvements (exclusive of FF&E) will at all times belong to and be the property of Landlord.

         6.6 Cost Verification. Tenant will deliver or cause to be delivered to Landlord copies of invoices to Tenant by the general contractor and all other persons or firms whose labor, material, or service are part of the cost of construction of the improvements and who will bill Tenant directly for such cost and, in addition, any changes, additions, or deletions in the invoices.

         6.7     General Contractors.  Landlord has given Tenant pre-approval
to proceed to contract on a negotiated basis with    as general contractor for
the improvements. If any other general contractor will be engaged to construct the improvements, Tenant must obtain Landlord's prior approval.

LANDLORD:  HOTEL SAINTE CLAIRE         TENANT: IL FORNAIO (AMERICA)
           PARTNERS, L.P., a                   CORPORATION
           California Limited
           Partnership

By:  Manco Investment, a
     California Corporation


By:  /s/ MANOUCHEHR MOBEDSHAHI       By:  /s/ LAWRENCE B. MINDEL
   ------------------------------       -----------------------------------
   Manouchehr Mobedshahi                  Lawrence B. Mindel
   President                              Chairman of the Board


Date  11/21/1991                       Date  11/21/91
    -----------------------------          --------------------------------




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
               LANDLORD'S WORK - EXCLUSIVE OF $2,423,000 BUDGET:

1. Build-out of 3,600 square feet of basement area for employee lounge and restrooms, also shared with hotel staff, storage rooms, employee locker rooms, storage rooms to Il Fornaio operational needs and Santa Clara County Health Department requirements. Build-out of basement garbage area for location of Il Fornaio's trash compactor. Build-out of upstairs banquet pantry ready for Il Fornaio's equipment installation. Total allocated budget for these improvements to be $77,000, bringing the total restaurant budget to $2,500,000. Improvement costs in excess of $77,000 for this work to be Landlord responsibility and not attributable to restaurant budget.

2. 800 Amp, 208 Volt, 3-phase, 4-wire electrical service, separately metered, to Il Fornaio basement area with pull cords in conduits from stub-out location to step-down transformer, if required, which is to be located outside tenant's premises. If roof garden is added, electrical service to be 1,000 Amp capacity.

3. *Separately metered natural gas service sized to Il Fornaio's requirements and stubbed to tenant's premises at a location mutually agreed upon.

4. *Separately metered two-inch domestic water service stubbed to premises at a location designated by Il Fornaio.

5. Six-inch sanitary sewer line stubbed to premises at a location which is mutually agreed upon. Il Fornaio shall be allowed to route any appropriate waste lines to kitchen's existing grease trap.

6. Fire sprinkler system of sufficient capacity for a minimum of Ordinary Hazard Group II rating throughout tenant's premises.

7. (2) 1-inch diameter conduits with pull cords from building's main telephone back board to a location designated by Il Fornaio.

8. Location in the laundry room area adjacent to the existing remote refrigeration rack for placement of Il Fornaio's remote refrigeration rack. Il Fornaio to take out existing units in said area and provide appropriate air intake.

9. If any governmental agency requires that kitchen exhaust be "scrubbed" by means of electronic precipitators, charcoal filtration, or any other "scrubbing" device, said equipment, including periodic on-going maintenance thereof, to be provided and installed and maintained by Il Fornaio and located outside of tenant's premises. If the Landlord requires that kitchen exhaust be "scrubbed", as defined above, equipment and periodic on-going maintenance will be provided, installed and maintained by Landlord.

10. Architecture budget of $75,000 is based upon total architectural fees which include reimbursibles and liability insurance surcharge. Architectural fee above the $75,000 level to be a Landlord cost not attributable to restaurant budget.

       * If separate meters are not installed, then an energy audit will be conducted to ascertain utility use.



                                 EXHIBIT "C-1"